2011

ANNUAL INFORMATION FORM

(Fiscal Year Ended March 31, 2011)

CORPORATE OFFICE

8585 Chemin Côte-de-Liesse

Saint-Laurent, Québec

June 16, 2011                                                                                                                                                                                                 Canada H4T 1G6

TABLE OF CONTENTS

1.       CORPORATE STRUCTURE OF CAE

1.1         Name, Address and Incorporation

1.2         Inter-corporate Relationships

2.       OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1         Overview

2.2         Geographic and Segment Revenues and Locations

2.3         CAE’s vision

2.4         Our strategy and value proposition

2.5         Industry Overview and Trends

2.6         Research and Development

2.7         Production and Services

2.8         Specialized Skills and Knowledge

2.9         Competition

2.10       Components

2.11       Intangible Properties

2.12       Cycles

2.13       Environmental Liabilities

2.14       Employees

2.15       Foreign Operations

3.       DESCRIPTION OF THE BUSINESS SEGMENTS

3.1         Simulation Products/Civil (“SP/C”)

3.2         Training & Services/Civil (“TS/C”)

3.3         SP/C and TS/C Market Trends and Outlook

3.4         Simulation Products/Military (“SP/M”)

3.5         Training & Services/Military (“TS/M”)

3.6         SP/M and TS/M Market Trends and Outlook

3.7         Military Contracts

3.8         Healthcare Market

4.       RISK FACTORS

4.1         Risks relating to the industry

4.2         Risks relating to the Company

4.3         Risks relating to the market

5.       DIVIDENDS

6.       DESCRIPTION OF CAPITAL STRUCTURE

7.       MARKET FOR SECURITIES

7.1         Trading Price and Volume

8.       DIRECTORS AND OFFICERS

8.1         Name and Occupation

8.2         Cease Trade Orders, Bankruptcies, Penalties or Sanctions

9.       TRANSFER AGENTS AND REGISTRARS

10.         AUDIT COMMITTEE

10.1       Mandate

10.2       Membership

11.         Approval of Services

12.         ADDITIONAL INFORMATION

13.         GLOSSARY

SCHEDULE A – SUBSIDIARIES

SCHEDULE B

INFORMATION INCORPORATED BY REFERENCE

CAE’s Management’s Discussion and Analysis and our Consolidated Financial Statements for the year ended March 31, 2011, and the notes thereto (“Consolidated Financial Statements”) appear in the Annual Report to Shareholders for the year ended March 31, 2011 (“Annual Report”). The Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). For a discussion of the principal difference between Canadian GAAP and the accounting principles generally accepted in the United States, see note 28 to the Consolidated Financial Statements.  The information contained in the Management’s Discussion and Analysis and the Consolidated Financial Statements for the year ended March 31, 2011, and the notes thereto, is specifically incorporated by reference into this Annual Information Form (“AIF”). Any parts of the Annual Report not specifically incorporated by reference do not form part of this AIF.

Unless otherwise noted, all dollar references in this Annual Information Form are expressed in Canadian dollars.

References to fiscal 2011 (“FY2011”) refer to the period from April 1, 2010 to March 31, 2011, references to fiscal 2010 refer to the period from April 1, 2009 to March 31, 2010, and references to fiscal 2009 refer to the period from April 1, 2008 to March 31, 2009.

This AIF contains forward-looking statements with respect to CAE and our subsidiaries based on assumptions which CAE considered reasonable at the time they were prepared and may include information concerning CAE’s markets, future financial performance, business strategy, plans, goals and objectives. These forward-looking statements, by their nature, necessarily involve risks and uncertainties that could cause actual results to differ sometimes materially from those contemplated by the forward-looking statements. Statements preceded by the word “believe”, “expect”, “anticipate”, “intend”, “continue”, “estimate”, “may”, “will”, “should” and/or similar expressions are forward-looking statements. CAE cautions the reader that the assumptions regarding future events, many of which are beyond the control of CAE, may affect the extent to which a particular projection materializes and/or could ultimately prove to be incorrect; accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Factors that could cause actual results or events to differ materially from current expectations are discussed in the section “Risk Factors” herein. CAE disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law or regulation. In particular, forward-looking statements do not reflect the potential impact of any merger, acquisition or other business combinations or divestitures that may be announced or completed after such statements are made.

1.                  CORPORATE STRUCTURE OF CAE

1.1              Name, Address and Incorporation

On March 17, 1947 CAE Inc. (“Company” or “CAE”) was incorporated as Canadian Aviation Electronics Ltd. under the laws of Canada by letters patent. In 1965, the name of the Company was changed to CAE Industries Ltd. and in 1993 the Company changed its name to CAE Inc.

CAE was continued in 1977 under the Canada Business Corporations Act (“CBCA”).  In 1979, CAE’s articles were amended to change its authorized share capital to an unlimited number of common shares, and again in 1981 to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the Directors of CAE may determine.

On June 9, 1995, CAE’s articles were amended to authorize the Directors to appoint additional Directors in accordance with the provisions of the CBCA. On April 1, 2001, the Company amalgamated with CAE Electronics Ltd., our wholly-owned subsidiary.

CAE’s registered office is located at 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6, telephone: (514) 341-6780, fax: (514) 340-5530.

1.2              Inter-corporate Relationships

The direct and indirect subsidiaries and other ownership interests of CAE are set out in Schedule A hereto.

2.                  OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1              Overview

Following incorporation in 1947, CAE’s primary business focused on the repair and overhaul of electronic and electro-mechanical equipment, as well as the design and installation of telecommunication and navigational systems.  By the early 1950s, CAE had started to pursue new areas of opportunity in the design, development and manufacture of flight, radar and weapons simulators for Canadian defence requirements.  A few years later, CAE began our commercial flight simulation activities.

CAE is a world leader in providing simulation and modeling technologies and integrated training services primarily to the civil aviation industry and defence forces around the globe.

We design, develop, manufacture and supply simulation tools and equipment and provide a wide range of training and other modeling and simulation-based services. This includes integrated modeling, simulation and training solutions for commercial airlines, business aircraft operators, aircraft manufacturers and military organizations. We also operate a global network of training centres serving pilots and maintenance staff.  We have launched initiatives in healthcare education and the mining industry that provide an avenue for us to leverage our capabilities and competencies in our core business.

Our main products include full-flight simulators (“FFSs”), which replicate aircraft performance in a full array of situations and environmental conditions. Sophisticated visual systems simulate hundreds of airports and geo-specific terrain locations around the world, as well as a wide range of landing areas and flying environments. These work with motion and sound to create a realistic training environment for pilots and crews at all levels.

CAE has built an excellent reputation and long-standing customer relationships based on more than 60 years of experience, strong technical capabilities, a highly trained workforce and global reach. CAE employs more than 7,500 people at more than 100 sites and training locations in over 20 countries. About 90% of CAE’s annual revenues come from worldwide exports and international activities.

We also offer a range of commercial-off-the-shelf (“COTS”) software through Presagis, a subsidiary that provides advanced COTS solutions for simulation, modeling and embedded applications. CAE Professional Services delivers strategic guidance and technical expertise to clients using simulation-based tools to address analysis, training and operational decision-making.  CAE Flightscape offers software tools and flight safety expertise in flight data analysis and flight sciences to enable the effective study and understanding of recorded flight data to improve safety, maintenance and flight operations.  CAE Healthcare offers products and services to the healthcare community that enable greater efficiency and safety.

CAE has delivered simulation products and provided training services to more than 50 defence operators in approximately 35 countries. CAE is the world’s leading supplier of civil flight simulators in the competed market with more than 75% market share and is the second largest independent provider of civil aviation training services based on the number of simulators in operations.

2.2              Geographic and Segment Revenues and Locations

CAE’s consolidated revenue from continuing operations in fiscal 2010 and 2011 was $1.526 billion and $1.629 billion, respectively, and is broken down as follows:

Revenue by Product Line (%)			Geographic Distribution of Revenue (%)
	201120112011	201009		2011	2010
SP/C	17	19	US	29	29
TS/C	30	28	Germany	9	12
SP/M	36	36	Other European countries	10	10
TS/M	17	17	UK	10	10
	100	100	Other Asian countries The Netherlands	7	6
			Canada	13	10
			The Netherlands	4	4
			Australia	6	5
			China	5	5
			United Arab Emirates	4	5
			Other countries	3	3
				100	100

The following sets out, by business segment, the locations of CAE’s primary subsidiaries and divisions:

Location	SP/C	SP/M	TS/C	TS/M
Canada
Montreal, Québec	✓	✓	✓	✓
Toronto, Ontario			✓
Ottawa, Ontario			✓	✓
Halifax, Nova Scotia		✓		✓
Vancouver, British Columbia				✓
Europe
Amsterdam, The Netherlands			✓
Brussels, Belgium			✓
Burgess Hill, United Kingdom		✓	✓	✓
Budapest, Hungary		✓
Evora, Portugal			✓
Madrid, Spain			✓
RAF Base, Oxfordshire, United Kingdom				✓
Stolberg, Germany		✓		✓
United States
Dallas, Texas			✓
Durham, North Carolina		✓
Fort Worth, Texas			✓
Mesa, Arizona			✓
Morristown, New Jersey			✓
Orlando, Florida		✓		✓
Richardson, Texas		✓
Tampa, Florida		✓		✓
Other
Bangalore, India	✓	✓	✓	✓
Dubai, United Arab Emirates			✓
Gondia, India			✓
Kuala Lumpur, Malaysia			✓
Melbourne, Australia				✓
Perth, Australia			✓
Rae Bareli, India			✓
Sydney, Australia		✓		✓
Sao Paolo, Brazil			✓
Santiago, Chile			✓
Singapore		✓		✓
Stavanger, Norway			✓
Zhuhai, China			✓

2.3              CAE’s vision

Our vision is for CAE to be synonymous with safety, efficiency and mission readiness. We intend to be the mission partner of choice for customers operating in complex mission-critical environments by providing the most innovative product and service solutions to enhance safety, improve efficiency, and provide superior decision-making capabilities.

2.4              Our strategy and value proposition

Our strategy

We are a world-leading provider of modeling and simulation-based training and decision support solutions. We currently serve customers in two primary markets: civil aerospace and defence. We are extending our capabilities into new markets of simulation-based training and optimization solutions in healthcare and mining.

A key tenet of our strategy in our core civil aerospace and defence markets is to derive an increasing proportion of our business from the existing fleet. This would include providing solutions for customers in support of the global fleet of civilian aircraft and military aviation, land and maritime platforms. Historically, the primary driver of our business was the delivery of new commercial aircraft. Our SP/C segment, which in FY2011 represented approximately 17% of our consolidated revenue, is most dependent on this more deeply cyclical market driver. As a result of our diversification efforts, the balance of our business involves mainly more stable and recurring sources of revenue like training and services as well as military simulation products and services.

In addition to diversifying our interests among customer markets, our strategy has also involved more balance between products, which tend to be more short-term and cyclical, and services, which tend to be more long term and stable. As well, we continue to diversify our interests globally. This is intended to bring our solutions closer to our customers’ home bases, which we think is a distinct competitive advantage. This also allows us to be less dependent on any one market and since business conditions are rarely identical in all regions of the world, we believe this provides a degree of stability to our performance. We are investing in both the mature and emerging markets to capitalize on current and future growth opportunities. Approximately one third of our revenue comes from the U.S., one third from Europe and one third from the rest of the world including the high growth, emerging markets.  We continue to execute our growth strategy by selectively investing to meet the long-term needs of our aerospace and defence customers, investing in adjacencies within our core markets and by investing in our new core markets.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a range of products and services solutions to enhance our customers’ planning and decision-making abilities, as well as a complete range of products and services that can be arranged in a customized package to suit our customers’ needs and can be adapted as their needs evolve over the lifecycle of their operations. We also offer a broad global reach, and as a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

Our core competencies and competitive advantages include:

•         World-leading modeling and simulation technology;

•         Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation;

•         Total array of training products and services solutions;

•         Broad-reaching customer intimacy;

•         Extensive global coverage and in-depth country familiarity;

•         High-brand equity;

•         Proven systems engineering and program management processes;

•         Best-in-class customer support;

•         Well established in new and emerging markets.

World-leading modeling and simulation technology

We pride ourselves on our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing, tanker and transport aircraft, maritime patrol aircraft, lead-in fighter trainers, and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for prototype aircraft of major aircraft manufacturers. We have extended our expertise in modeling and simulation beyond aviation to land and maritime systems, and beyond training into other mission‑critical areas where these technologies are used to support superior decision‑making capabilities. As well, we are now applying these capabilities to new markets, such as healthcare and mining.

Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation

We revolutionized the way aviation training is performed when we introduced our CAE SimfinityTM-based training solutions and courseware. These training devices effectively bring the virtual aircraft cockpit into the classroom at the earliest stages of ground school training, making it a more effective and efficient training experience overall. We build upon the CAE SimfinityTM product line to develop the trainers that are used in the Airbus pilot and maintenance technician training programs. We also developed e-Learning solutions to enable pilots and technicians to train anytime and anywhere.

Total array of training products and services solutions

With a large network of training centres, we are a global leader in aviation training providing the complete solution to meet our customers’ training and pilot placement needs. Our civil pilot training programs span over 90 different aircraft models including business aircraft, civil helicopters and commercial airliners and provide curricula for initial, type rating, recurrent and maintenance training. Our civil pilot provisioning solution adds value and moves our customers’ businesses forward by identifying, screening, selecting, training and ultimately placing pilots at their airlines. In addition, we deliver civil ab-initio pilot training through our CAE Global Academy which is the largest network of ab initio flight schools in the world, with 11 schools across the globe. With over 60 years of experience in simulation, we are an industry expert in aviation training and are the industry’s civil training solution one-stop shop.

Broad-reaching customer intimacy

We have been in business for more than 60 years and have relationships with most of the world’s airlines and the governments of approximately 50 different national defence forces, including all branches of the U.S. forces. Our customer advisory boards and technical advisory boards involve airlines and operators worldwide. By listening carefully to customers, we are able to gain a deep understanding of their mission needs and respond with innovative product and service offerings that help improve the safety and efficiency of their operations and their ability to make superior decisions.

Extensive global coverage and in-depth country familiarity

We have operations and offer training and support services in more than 20 countries on five continents and sell our products and services to customers in more than 150 countries. Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while having a deep understanding and respect of the regulations and customs of the local market. We operate a fleet of more than 170 full-flight and full-mission simulators in 32 civil aviation, military and helicopter training centres to meet the wide range of operational requirements of our customers. Our fleet includes simulators for various types of aircraft from major manufacturers, including commercial jets, business jets and helicopters, both civil and military.

High-brand equity

Our simulators are typically rated among the highest in the industry for reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day.

We have a broad global footprint, which enables close, long-term relationships with our customers. Our brand not only promises leading technology, but also superior customer support. CAE has a customer sales and support organization that rivals the size of some of our competitors’ entire organizations.

We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air-worthiness regulations are introduced.

As we enter new markets like healthcare and mining, we find that CAE’s brand is widely regarded as the benchmark for modeling and simulation-based technology and simulation based training services.

Proven systems engineering and program management processes

We continue to develop solutions and deliver technically complex programs within schedule to ensure that there are trained and mission-ready aircrew and combat troops around the world. This includes MH-60 simulators for the U.S. Navy, C-130J simulators for the U.S., Indian and Canadian Defence Forces; MRH90 simulators for the Australian Defence Forces, Royal Netherlands Navy and German Armed Forces; A330 Multi-Role Tanker Transport training devices for the Royal Australian Air Force, UAE Air Force and Royal Saudi Air Force; and M-346 jet trainer simulators for the Italian Air Force and an Asian military customer. These and other programs combined with our continued investment in R&D continue to strengthen our technological leadership and strengthen our management expertise to deliver complex programs that feature sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as our visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training and mission rehearsal possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard, and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in new and emerging markets

Our approach to global markets is to model ourselves as a multi-domestic rather than a foreign company. This has enabled us to be a first mover into growth markets like China, India, the Middle East, South America and Southeast Asia.

2.5              Industry Overview and Trends

The civil and military markets CAE serves are driven by factors particular to each market. CAE believes the civil market is most affected by the world gross domestic product, which in turn drives air travel, measured in revenue passenger kilometers (“RPK”). This positive RPK generation needs to be satisfied by aircraft deliveries in addition to the existing fleet, and then corrected for attrition. Finally direct factors influence the total offering such as the nature, size and composition of aircraft fleets, aircraft delivery schedules, pilot demographics, certification requirements and market demand for commercial and business air travel, which in particular is also influenced by corporate profits.

CAE believes the military market is mostly influenced by a combination of defence spending and the nature of military activity.  Demand for CAE’s military products and services are also influenced by the degree to which military forces globally lean towards the outsourcing of functions to the private sector. As well, CAE’s military business is affected by the extent to which synthetic training and mission rehearsal solutions gain market acceptance as an alternative to live training, such as flying an actual aircraft or firing an actual weapon.

2.6              Research and Development

CAE is investing in software and hardware innovations that are intended to sustain our leading-edge technologies, underpin our Professional Services offerings and, in addition, complement our training services for CAE training centres and other customers.  Examples of such innovations over the past year are the new CAE 3000 Series helicopter mission simulators, which offer unprecedented realism for civil helicopter-specific mission training, including offshore, emergency medical services, law enforcement, long line, high-altitude, corporate, and other operations.  The 3000 Series is coupled with CAE’s latest high fidelity visual system, the Tropos™ 6000 which offers a more immersive environment and an enhanced pilot training experience with new features leveraging the power of the latest NVIDIA commercial graphics processors.  Another example is CAE’s Augmented Engineering Environment (“AEE”), a suite of products and services including a hardware and software integration testbed that can be tailored to meet the aircraft development requirements of any original equipment manufacturer (“OEM”).  Using CAE’s advanced modeling and simulation technologies and systems engineering expertise, OEMs can make extensive use of simulation as they move through the various phases of aircraft development, from concept exploration through to entry-into-service.  Bombardier is making use of CAE’s Augmented Engineering Environment to support the development of the new CSeries aircraft. A third example is CAE’s Augmented Visionics System (“AVS”), which is allowing helicopter pilots to “see through” the most extreme conditions such as brownout.  CAE’s AVS solution is designed to deliver a realistic visual alternative to pilots who lose visual cues due to brownout or whiteout obscurant clouds created by rotor wash.  CAE’s AVS solution integrates CAE’s core technologies in avionics and sensor simulation, visualization, common environment/common database (CE/CDB) and real-time simulation frameworks, and deploys these in training and to the operational phases.

CAE is also advancing work on the automation of content generation through Motif Compositing™ to deliver high resolution content without the burden of expensive satellite imagery in order to keep our library of databases up-to-date with the highest standard of fidelity and accuracy.  In terms of innovative core software development and the evolution of its full-flight simulators, CAE continues to develop and deploy OnePlatform™, a new generation of simulation architecture and aircraft systems modeling that reduces the dependency on OEM data and support.  This initiative involves the integration of technologies and tools into a single, common platform for CAE’s new generation of 5000/7000 Series simulators and a new generation of CAE Simfinity™ trainers.

CAE differentiates itself by providing superior products and services that rely on the latest, most advanced technology available. As a result, CAE has a long-standing commitment to performing R&D. Each business segment is encouraged to apply R&D across the whole spectrum of its operations, from product development to production processes and techniques.

An integral part of CAE’s R&D strategy is to participate with universities and government agencies in North America and in Europe in specific research projects. While development is the first priority, applied research is also vitally important to CAE’s future. In addition to the basic internal R&D, R&D may also be carried out in execution of customer contracts. This involves the development of technology that is necessary to complete a contract requirement but is also valuable and may be reapplied by CAE in a broader sense.

On March 31, 2009, CAE announced that we will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand our current modeling and simulation technologies, develop new ones and increase our capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. The Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (“SADI”), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries. The participation from the Government of Canada is unconditionally repayable and will be accounted for as a long-term obligation repayable over 15 years. The repayments will begin only after Project Falcon is completed.

During FY2010, we announced that we will invest up to $274 million in Project Genèse/Or/ Courant (a project targeting growth in CAE’s New Core Markets).  It is an R&D program extending over seven years in collaboration with Investissement Québec (IQ). The aim is to leverage our modeling, simulation technologies and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

We carry out a substantial amount of our R&D initiatives with the financial support of government, including the Government of Canada through SADI, and the Government of Québec through IQ. We may not, in the future, be able to replace these existing programs with other government risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

2.7              Production and Services

Production

CAE’s manufacturing and assembly facilities are located in Montreal, Canada; Tampa, U.S.; Burgess Hill, U.K.; Bangalore, India; and Stolberg, Germany.

The manufacturing process for CAE simulators is complex, involving the coordination of approximately 250,000 parts and millions of lines of software code. The manufacture of a simulator includes six major stages: design, manufacture and assembly, testing, shipping, site installation and final test on site. Military simulators are more complex and unique than civil simulators, and therefore may take more time to design, manufacture and test.

Manufacturing is organized into 10 manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables, cabinets, aircraft instruments and avionics), and mechanical (sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly).  Each cell has its own planning, methodizing and set of specific products to deliver, which establishes clear accountability for manufacturing performance.

Most of our manufacturing and integration activities for civil and military simulation systems are conducted at CAE’s facilities in Montreal, with some integration and update related work also being conducted at the Tampa, Burgess Hill, Bangalore, Australia, and Stolberg sites. The Tampa facility conducts military systems integration and testing activities for simulation equipment destined for U.S. military-related contracts.

Services

CAE’s training and service facilities are based around the world. While our head office is located in Montreal, Canada, CAE provides training and services from more than 30 locations across South America, North America, Europe, the Middle East, India, China, Russia and Southeast Asia.

These locations include Type Rating Training Organizations offering pilot, maintenance and cabin crew training to business and commercial aircraft operators; ab-initio training centres which provide commercial pilot license training to aspiring pilots as part of the CAE Global Academy initiative; and several locations from which CAE offers technical support services to aviation training centres.

CAE’s courseware development is conducted in our Canadian, U.S. and Indian facilities, and CAE’s flight data solutions, offered through CAE Flightscape, are offered from Canada.

CAE provides a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. Customers use CAE’s technical services to answer questions, troubleshoot and receive advice. This extends to service visits by CAE’s engineers to assist in customer maintenance and repair activities.  Military and civil upgrade services are not restricted to CAE products; CAE can upgrade most other manufacturers’ simulators. CAE services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders.  CAE believes that our service business provides opportunities to influence the upgrade of installed FFSs while providing valuable insights into customer training needs.

CAE’s Professional Services team provides analytical and engineering services that leverage modeling and simulation and other advanced technologies to develop innovative solutions to our clients’ most complex challenges. CAE Professional Services offers clients a range of services and subject matter expertise, including human factors and human system integration, capability based planning, advanced synthetic environments, system and software engineering for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) and electronic warfare systems, training systems and services, integrated information environments, and in-service support for fleet operations and maintenance.

2.8              Specialized Skills and Knowledge

CAE employs predominantly graduates in engineering and software development, as well as pilots, instructors and other flight training experts. As an industry leader, CAE is able to train our staff in the technology and software required for simulation software and equipment. Flight trainers are typically recruited from the ranks of former airline or military pilots. CAE has not experienced material difficulty in recruiting appropriate staff to carry out our manufacturing, training and development work.

2.9              Competition

We sell our simulation equipment and training services in highly competitive markets. New entrants are emerging and others are positioning themselves to try to take greater market share. Some of our competitors are larger than we are, and have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us with respect to training, update and maintenance services related to Boeing aircraft simulators. Boeing has a licencing model for new Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on new Boeing simulators.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past.

The recessionary economy and credit constraints for civil market products that prevailed in 2008-2009 led to heightened competition for each available sale. This in turn led to a reduction in profit on sales won during that period. Should such conditions recur again, we could experience further price and margin erosion.

The markets in which we sell our products are highly competitive. Certain competitors are also CAE’s customers, partners and suppliers on specific programs. The extent of competition for any single project generally varies according to the complexity of the product and the dollar amount of the anticipated award.  We believe that we compete on the basis of:

•         Quality, performance and flexibility of our products and services;

•         Reputation for prompt and responsive contract performance;

•         Accumulated technical knowledge, intellectual property and expertise;

•         Strong after sales support;

•         Flexibility of product/service offerings being susceptible to tailor-made customer solutions;

•         Breadth of product line; and

•         Price.

CAE’s future success will depend in large part upon our ability to improve existing product lines, develop new products and technologies in the same or related fields, improve delivery intervals and reduce the costs we incur in producing our products and services.

CAE’s major competitors in the military simulation and training market include Lockheed Martin, L-3 Communications Link Simulation and Training, Boeing, Rockwell Collins, Indra Systems, BAE Systems, Thales, Flight Safety International, SAIC, Raytheon, General Dynamics, Cubic, Elbit, Eurocopter, AgustaWestland and Rheinmetall Defence Electronics.  Some of these competitors are predominantly local (one country or region) competitors. CAE sometimes partners with these and other competitors to cooperate on program contracts.

CAE’s major competitors in the civil simulation equipment market include Thales, Rockwell Collins, Flight Safety International, and smaller players such as Mechtronix Systems, Opinicus, Indra and Sim Industries. Some of these competitors are low-cost providers with a limited product portfolio which only addresses a subset of the overall market, while others offer a broader product portfolio. CAE’s major competitors in civil pilot training include Flight Safety International, Boeing Training and Flight Services, Oxford Aviation Academy and PanAm International Flight Academy.

2.10          Components

CAE deals with a variety of goods and services suppliers across our business segments.  Although we are not overly dependent on any single supplier for any key manufacturing components or services, CAE’s products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties.  Such computer systems and software may not always be available to CAE to license or purchase.

The production of CAE simulators is often dependent upon receipt by CAE of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which CAE’s simulator is intended to simulate.  CAE cannot guarantee that we will be able to obtain such data on reasonable terms, or at all.  Original manufacturers of these products and systems could object to the simulation by CAE of components of, or the totality of their products or systems, or could request high license fees that could negatively impact CAE’s profit margins.

Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off the shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, as well as through simulated part manufacturers.

The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new aircraft types or those out of production.  The timely delivery of these parts is often the responsibility of CAE’s customers. CAE’s contracts normally link these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, CAE’s customers rely on CAE’s ability to make simulated parts.

2.11          Intangible Properties

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

CAE owns certain patents and has filed applications in respect of additional patents. CAE enters into agreements containing non-disclosure and confidentiality clauses with third parties and has similar provisions in place with our employees to protect our proprietary information and trade secrets. CAE also has internal policies concerning both ethics and intellectual property which guide our employees in their dealings with CAE’s intellectual property and that of third parties.

Given the lengthy delay in obtaining patents (during which some technology may evolve into newer generations), the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, CAE believes that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

CAE’s agreements with Industry Canada and IQ restrict, in some cases, CAE’s ability to license (other than to customers) or transfer ownership of intellectual property developed with the program’s support until all funding has been repaid or consent has been obtained.

Given CAE’s many decades of success in the field of aviation simulation, CAE believes that the CAE brand and some of our trademarked products have value in the markets we address.

2.12          Cycles

The SP/M and TS/M segments sell to government customers such that there is no evident cycle to the intake of orders, but such order levels may vary significantly from quarter to quarter because of the irregular timing of government orders. The SP/C segment’s equipment sales to airlines are affected by the cycles of expansion and contraction of the entire commercial airline industry, as well as the availability of credit and general economic conditions. The TS/C segment’s flight training services do experience an element of seasonality; in times of peak travel (holiday periods, etc.) airline and business jet pilots are often too busy flying aircraft to attend training sessions.  TS/C is also affected by the longer wave cycles of the commercial airline industry, though not to the same degree as SP/C.

2.13          Environmental Liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

CAE believes our current operations are in compliance in all material respects with environmental laws and regulations. Environmental protection requirements do not have material financial or operational effects on CAE’s capital expenditures, earnings or competitive position.

CAE operations include, and past operations and those of some past operators at some of CAE’s sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to health and safety and environmental laws and regulations in the various countries in which CAE operates or has operated.

The New York State Department of Environmental Conservation (“DEC”) considers that Trichloroethylene is present in ground water at or near CAE USA's former Link Hillcrest New York facility site and is evaporating and following soil vapors into homes. The DEC initiated the installation of an air pump system in affected homes to remedy the effect of such evaporation. The DEC continues to try to determine which properties, and parties, may have contributed to the alleged contamination. CAE and the DEC have agreed that CAE will make a $300,000 contribution towards the DEC’s remediation expenses, and are in discussions concerning the allocation of responsibility amongst various parties for the balance of such expenses (approximately $2 million).

2.14          Employees

CAE strives to have policies and practices in place that foster employee engagement.  These efforts were recognized as CAE was selected as one of Canada's Top 100 Employers for 2009, one of Montreal's Top 15 Employers for 2009 and one of the Best Employers for New Canadians for 2009.  CAE USA, based in Tampa, Florida, was recognized as one of the top twenty mid-size companies to work for in the Tampa Bay area.

CAE employs approximately 7,500 full-time employees (due in part to acquisitions done during FY2010/11 and growth in the Military segments) of which approximately 650 are unionized and covered by 12 collective agreements. Four labor contracts were ratified in FY2010. The collective agreement for 450 employees in Montreal was renewed in fiscal 2009 and will remain in effect until June 2013. There are no indications that negotiations on upcoming contract renewals will result in work stoppages. CAE considers employee relations to be very satisfactory.

2.15          Foreign Operations

For the fiscal year ended March 31, 2011, sales to customers outside Canada accounted for nearly 90% of CAE’s revenue such that CAE is very dependent upon foreign sales and operations. CAE expects that sales outside Canada will continue to account for most of its revenue for the foreseeable future.

CAE’s physical presence in countries such as the U.S., Germany, Australia, India, Singapore and the U.K. has enabled us to develop strong relationships and a good reputation with governments and other defence contractors who are important decision makers regarding defence contracts.

As a result, CAE is subject to risks of doing business internationally, including:

•         Currency fluctuations;

•         Changes to regulatory requirements;

•         Changes to domestic and foreign government policies, including requirements to spend a portion of program funds locally and governmental industrial cooperation requirements;

•         The complexity and necessity of using foreign representatives and consultants;

•         Imposition of tariffs or embargoes, export controls, including U.S., Canadian and foreign arms export controls, currency exchange controls and restrictions, and other trade restrictions affecting countries in which CAE sells our products or services;

•         The challenge of managing and operating an enterprise spread over various countries;

•         Compliance with a variety of foreign laws; and

•         General economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

The impact of these factors is difficult to predict and any one or more of these factors could adversely affect CAE’s operations in the future.

3.                  DESCRIPTION OF THE BUSINESS SEGMENTS

3.1              Simulation Products/Civil (“SP/C”)

Our SP/C segment is the world leader in the provision of civil flight simulation equipment. We have designed and manufactured more civil FFSs for major and regional commercial airlines, third-party training centres and OEMs than any other company. We have a wealth of experience in developing simulators for new types of aircraft, including over 30 models and, more recently, the Bombardier CSeries and Lear 85, Boeing 747-8 and 787, Airbus A380, Embraer Phenom 100/300, Dassault Falcon 7X, ATR ATR-42/72-600 and the Commercial Aircraft Corporation of China, Ltd (“COMAC”) ARJ21. We also offer a full range of support services including simulator updates, maintenance services, sales of spare parts and simulator relocations.

CAE builds civil simulators for all categories of aircraft including those built by Airbus, Boeing, Bombardier, Cessna, Dassault, Embraer, Gulfstream and Raytheon.  CAE also builds simulators for civil helicopters, including AgustaWestland, Bell Helicopter, Eurocopter and Sikorsky models. Since our inception, CAE has taken orders for and delivered more than 900 FFSs and training devices from approximately 125 commercial airlines, aircraft manufacturers and third-party training centres in 50 countries.  With nearly 60 years of experience in designing and manufacturing FFSs and other flight training devices, CAE has established long-standing relationships with leading commercial airlines throughout the world.

CAE plans to maintain a leadership position in civil simulation systems by anticipating future customer needs through both our own training experience and trusted relationships with equipment customers, commitment to innovation and technology, product quality, reliability and efficiency, and continuing efforts to lower costs and shorten delivery cycles.  CAE continues to improve on its lead-time, cost, quality and reputation for performance through operational improvements and R&D programs. SP/C is focused on substantially reducing the costs associated with manufacturing simulation equipment intended both for sale to third parties as well as for installation in CAE’s own global network of training centres.

CAE’s capabilities in simulation-based interactive learning, including our leading-edge CAE SimfinityTM system, also complement our traditional strength in FFSs and flight training devices (“FTD”). Combined with a growing network of training centres, this complete suite of simulation-based equipment and training products enables CAE to offer airlines and business jet operators a complete range of training solutions.

The use of flight simulators in pilot and crew training is well established within the commercial and business markets. Increased use of simulators has occurred as a result of the growth in commercial and business air travel which, in turn, has driven fleet expansion and increased demand for pilot training.  Civil simulator usage has also increased due to advances in technology that enable increased realism and the significant cost savings provided by flight simulation training compared to actual flight time. The use of synthetically-generated reproductions of airport configurations and use of satellite terrain imagery incorporated into the simulation further enhance the effectiveness of simulation training. Simulators are also utilized by pilots to supplement actual flying time to maintain their certification. Today’s most sophisticated civil flight simulators are rated Level D by the FAA or receive similar ratings from regulatory authorities in other countries, indicating that a pilot can be certified to fly an aircraft type based solely on simulator training. Flight simulators also allow pilots to experience and learn emergency procedures that cannot be practiced safely aboard the actual aircraft.

Flight simulation equipment is purchased by major and regional airlines, aircraft manufacturers and independent training providers. Simulators are manufactured by a limited number of companies and are sold based on the criteria of product quality, customer support, delivery, supplier reputation, price and life cycle costs. Typical list prices for civil flight simulation equipment can range from up to US$1 million for sophisticated procedure trainers, from US$2 to US$5 million for an FTD and from US$8 to US$16 million for an FFS, assuming that OEM-supplied data, parts and equipment are included.

CAE’s SP/C segment continues to lead the civil market in the sale of FFSs with more than 70% market share of competed civil sales. SP/C continues to invest in technology to improve our product offering in terms of cost, schedule, performance, and additional features that enhance safety and efficiency.  Over the past year, CAE’s SP/C segment has continued demonstrating our industry leadership, as evidenced by:

•         CAE’s Augmented Engineering Environment™ is a suite of products and services including a hardware and software integration testbed that can be tailored to meet the aircraft development requirements of any OEM.  Using CAE’s advanced modeling and simulation technologies and systems engineering expertise, OEMs can make extensive use of simulation as they move through the various phases of aircraft development, from concept exploration through to entry-into-service.  Bombardier is making use of CAE’s Augmented Engineering Environment to support the development of the new CSeries aircraft.

•         CAE launched the CAE 3000 Series family of civil helicopter mission trainers.  This new CAE simulation capability offers unprecedented realism for civil helicopter-specific mission training, including offshore, emergency medical services, law enforcement, long line, high-altitude, corporate, and other operations. The CAE 3000 Series is designed to address emerging global standards for civil helicopter flight simulation training devices (“FSTD”) in development by an international working group sponsored by the International Civil Aviation Organization (“ICAO”).

CAE’s SP/C segment total order intake in FY2011 was $330.8 million, including the capture of 29 FFSs competed orders during the period.

3.2              Training & Services/Civil (“TS/C”)

Our TS/C business is the largest provider of commercial aviation training services in the world and the second largest provider of business aviation training services. CAE has a broad global network of training centres and we serve all sectors of the civil aviation market including general aviation, regional airlines, commercial airlines, civil helicopter operators and business aviation. We offer a full range of services, including training solutions and curriculum development, training centre operations, pilot training, aircraft technician training services, simulator spare parts inventory management, e-Learning and courseware solutions and consulting services. We are a leader in flight sciences, using flight data analysis to enable the effective study and understanding of recorded flight data to improve airline safety, maintenance, flight operations and training.  The CAE Global Academy is the world’s largest network of ab initio flight training organizations with a fleet of almost 300 aircraft between the CAE owned and operating flight schools and the independent CAE Global Academy members, with a capacity of training more than 1,800 pilot cadets annually. Along with the CAE Global Academy, we offer airlines a long-term solution to pilot recruitment with our pilot placement service, whereby we seek to match the supply of new commercial airline pilots with the demand for pilots from our global base of airline customers. We have achieved our leading position through acquisitions, joint ventures and organic investments in new facilities. We currently operate 156 FFSs and we provide aviation training and services in approximately 20 countries around the world, including aviation training centres, flight training organizations (“FTO”) and third-party locations. We make selective investments to add new revenue simulator equivalent units (“RSEU”) to our network to maintain our position, increase our market share, and address new market opportunities.

CAE continues to expand our global network of strategically located training centres. CAE’s customers at the commercial aviation training centres include major, low-cost and regional airlines that elect to outsource some or all of the training of their pilots and other crew members using either our training instructors or their own.  CAE’s training centres are also used by corporate aviation customers who tend to use third-party training centres as their primary source for simulation training.

TS/C is continually looking for ways to deliver more value to our customers throughout CAE’s global network of training centres.  For example, TS/C is continually developing new courseware and related training services to encourage customers to migrate from renting time on a CAE simulator (dry training) to accepting the training and curriculum provided by CAE instructors (wet training).  TS/C is also continuously looking at ways to ensure we are delivering the most cost-effective and competitive training service in the marketplace. This includes optimization of our network of RSEUs, which can include the sale, upgrade, relocation, retirement, or introduction of simulators.

Training services is the largest and fastest growing market segment within the flight simulation industry.  The training services market consists of sales of training equipment and the provision of facilities, tools, aircraft–specific pilot and maintenance training programs and courseware. Training is provided to pilots and technicians from commercial and regional airlines, business aircraft operators, and general aviation aircraft and helicopter operators. Today, approximately half of all training capacity around the world is owned and operated by large commercial airlines to provide training for their own pilots. Most of these training facilities are located within North America and Europe. Commercial airlines also rely on independent training providers to supplement their training programs. Smaller operators have traditionally outsourced their training to independent training providers or to the aircraft manufacturers.  Most aircraft manufacturers are partnering with third-party training providers in order to expand their training infrastructure across the world, while some such as Boeing have developed an in-house training division.

With the exception of fractional operators, the vast majority of business aircraft operators have very small fleets.  As a result, these operators receive their entire training from aircraft manufacturers or independent training providers.

TS/C has continued to invest in training and services for pilots, aircraft maintenance technicians and cabin crew members. We have also leveraged our core competencies and now provide a wider range of training and services. CAE remains dedicated to serving all segments of aviation on a global scale, and this includes expanding our business training platforms within our five training hubs for business aircraft operators located in Europe, Middle East and the U.S. and by propelling our pilot and training services into emerging markets.

In addition to acquisitions, CAE’s expanding presence in civil flight training and services has been accelerated during the last fiscal year as follows:

Commercial Aviation Training

•         We signed an agreement with Mitsubishi Aircraft Corporation (MJET) to develop and deliver a comprehensive training solution for the new MRJ regional aircraft. The agreement includes a 10-year Exclusive Training Provider program and the establishment of two training centres initially in Japan and the United States. In support of the agreement we are expanding our training network and developing two CAE 7000 Series MRJ full-flight simulators (FFSs) as well as CAE SimfinityTM integrated procedures trainers.

•         We signed an agreement with aircraft manufacturer ATR as a framework for providing a range of products and support services to operators of ATR aircraft. As part of this agreement, ATR and CAE will collaborate on deployment of simulation equipment and training programs in ATR, CAE or customer training centres worldwide.

•         We agreed with Airbus to renew our flight crew training services cooperation agreement through 2017. The cooperation began in 2002 and provides Airbus operators with a joint global network of training centres with the largest fleet of FFSs for Airbus aircraft types, standardized courseware and expert instructors.

•         We are working with key airline customers to expand our training capacity in the rapidly growing South American commercial aviation market, adding four Level D FFSs, including a new training location in Peru, to support the renewal of long-term training contracts.

•         We signed a multi-year agreement with Virgin America to develop and support a new pilot training centre near the airline’s home base in San Francisco, USA.

•         We announced that our training centre in Bangalore, India is the first non-airline training centre to earn approval as a fixed-wing Type Rating Training Organization (TRTO) by India's Directorate General of Civil Aviation (DCGA).

•         We acquired an equity interest in China Southern West Australia Flying College Pty Ltd. (“CSWAFC”) near Perth, Australia and will manage the pilot training school as part of the CAE Global Academy network. CSWAFC is a joint venture 53% owned by China Southern Airlines and 47% by CAE.

•         The AirAsia cadets in CAE's Multi-crew Pilot License (MPL) beta program class successfully completed the Core, Basic and Intermediate phases of the program.

•         We announced long-term Pilot Solutions contracts to provide more than 150 pilots to three airlines in Asia and Europe, as well as to the Association des Pilotes Professionels Antillo-Guyanais (APPAG), an aviation initiative sponsored by the European Commission; with the European Institute of Aviation and Business GmbH (EIAB), Saarlouis, Germany, to train self-sponsored ab initio pilot cadets as part of its Bachelor of Aviation degree program; and with Omni Aviation Training Center, Tires, Portugal, to train ab initio pilot cadets in Visual Flight Rules (VFR).

Business Aviation Training

•         We launched training for two business aircraft -- the Bombardier Challenger 300 and Challenger 604 – and a 5th Business Aviation training location at our centre in Amsterdam.

•         We placed four new business aviation FFSs into service: a Bombardier Learjet 40/40XR/45/45XR convertible FFS and a Cessna Citation II FFS in Burgess Hill, UK; and an Embraer Phenom 100/300 convertible FFS and a Dassault Falcon 50EX in Dallas, USA.

•         We announced plans to install four additional FFSs in our business aviation network: Bombardier Challenger 604, Dassault Falcon 7X, and a Falcon 900EX EASy/Falcon 2000EX EASy convertible at Emirates-CAE Flight Training in Dubai, UAE, as well as a Cessna Citation Sovereign at the CAE North East Training Center in Morristown, USA.

•         We expanded the Honeywell-CAE Training Alliance and are now offering maintenance training courses for technicians in Europe, the Middle East, and Asia.

Helicopter Aviation Training

•         We acquired CHC Helicopter’s flight training organization, including 4 FFSs located in Norway, the United Kingdom and Canada, and executed an agreement to become CHC’s long-term training partner, responsible for training more than 2,000 helicopter pilots and maintenance engineers.

•         We announced, together with Líder Aviação, the largest helicopter operator in Brazil, a joint venture that will provide advanced, simulation-based, helicopter pilot training in South America by early 2012. The new joint venture company will purchase the first full-motion Level D CAE 3000 Series FFS, which will replicate the Sikorsky S-76C++ aircraft.

•         We announced the sale of a CAE 3000 Series Level D FFS for the S-76C++ to our joint venture with China Southern Airlines, the Zhuhai Flight Training Centre.

•         We placed the first CAE 3000 Series helicopter mission simulator, a Eurocopter AS350 B2 model, at a training centre in Phoenix, Arizona, and it has been qualified by the U.S. FAA for Level 7 flight training device credits.

•         We received FAA approval to deliver the pilot training ground school for the Eurocopter AS350 helicopter through a CAE SimfinityTM e-Learning program enabling pilots to reduce their time at the training centre for both initial and recurrent training.

•         We announced, together with the Airports Authority of India (AAI), a new helicopter pilot ab initio training program at the CAE Global Academy in Gondia, India. The program will lead to a commercial helicopter pilot license.

Flight Data Services

•         CAE Flightscape signed a contract to deliver a comprehensive flight safety laboratory for the Federal Republic of Nigeria’s Accident Investigation Bureau (AIB).

3.3              SP/C and TS/C Market Trends and Outlook

In Commercial aviation, aircraft capacity and passenger traffic growth are primarily driven by global GDP. This measure of economic activity underlies the aerospace industry’s widely-held expectation that long-term average growth for air travel will be approximately 5% annually over the next two decades. The growth rates in the emerging markets such as China, India, South America, the Middle East and Southeast Asia have, with their increasing affluent populations, outpaced the growth of mature markets like Europe and North America. This robust level of activity has contributed to high commercial backlogs of approximately 8,000 aircraft. Commercial aircraft OEMs have increased their production rates and announced new programs such as the Airbus A320NEO and A350, the Boeing B747-8 and B787, the Bombardier CSeries and the Mitsubishi MRJ. Other OEMs have also announced new platforms such as Russia’s UAC SSJ100, which just entered service and the COMAC ARJ121 and C919 aircraft.

In Business aviation, aircraft orders and utilization are also primarily driven by GDP, but more specifically corporate profitability. During the last recession, the industry experienced a sharp reduction in aircraft deliveries and a significant drop in flight hours and cycles that have yet to recover to pre-downturn levels. Although the indicators are mostly positive both in terms of U.S. Corporate profit growth and higher aircraft utilization, aircraft deliveries and U.S. operated aircraft utilization have about 15-20% improvement required to recover the ground lost during the recession. Major business aircraft OEMs, such as Bombardier, Dassault and Gulfstream, have in recent months announced new aircraft programs which are an indication of their market confidence. Demand for business jet training has improved in the large- and mid-size cabin segments; while the small cabin segment has remained stable at current low levels. Higher demand would normally flow from improvements and sustainment in economic factors such as corporate profit and capital expenditure growth.

In the SP/C segment, the level of market activity has improved in the current fiscal year; however the competitive environment remains intense with pricing slightly improved from recession levels. In fiscal 2011, we won orders for 29 FFSs. At this point, we expect about the same number of simulator sales for fiscal 2012.

The following trends support our positive medium-to-long-term view for the civil market:

-   Aircraft backlogs;

-   New and more fuel-efficient aircraft platforms;

-   Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel;

-   Expected long-term growth in air travel;

-   Long-term demand for trained crew members;

-   International requirements for the qualification of flight simulation training devices (FSTDs);

-   New pilot certification process requires simulation-based training;

-   New more stringent training requirements.

 Aircraft backlogs

The commercial civil aerospace market conditions have improved significantly since the last global economic recession. In calendar 2010, Boeing received 530 net orders (firm orders minus cancellations) for new aircraft, compared to 142 in calendar 2009. Airbus received 574 net orders in calendar 2010 compared to 271 in 2009. While net aircraft orders for Boeing and Airbus were 106 and 1 respectively for the three-month period ending March 31, 2011, they continue to work through strong backlog levels, each of which is over 3,000 aircraft, and this should help generate opportunities for our full portfolio of training products and services. In calendar 2010, Boeing reported a total of 462 commercial airplane deliveries, while Airbus reported 510 deliveries for the same period, essentially flat over the prior year. For the three-month period ending March 31, 2011, commercial airplane deliveries were 104 for Boeing and 119 for Airbus.

In calendar 2010, Airbus announced it was increasing production of the A320-family jets, taking it in phases to 40 per month by the first quarter of 2012. For the A320 family, Airbus has indicated that they may raise production to 42 or even 44 per month beyond 2012, while also announcing plans to introduce the A320 New Engine Option (NEO). Boeing has also laid out plans for an incremental ramp-up of the 737NG production rate, from 31.5 aircraft per month to 35 by early 2012, and then to 38 by the second quarter of 2013. For the 737NG, Boeing is also investigating the possibility of reaching 42 a month, with a subsequent surge to 50 a month in the future. As for the 777, monthly production will increase from 5 to 7 aircraft a month by mid-2011, with a further increase to 8.3 aircraft a month in the first quarter of 2013. The increases will take some time to implement and should ultimately translate into higher demand for training products and services.

Renewed optimism is seen in the business aviation industry. Business aviation aircraft orders are increasing and are being driven by large cabin segment demand, especially in international and emerging markets. While market uncertainty remains, OEMs have increased production rates and are launching a significant number of new programs. Worldwide shipments in the last quarter of 2010 increased by 7% compared to the previous year according to the General Aviation Manufacturers Association (GAMA). In addition, the number of business jet flights has risen in the last 12 months with the majority of growth seen in overseas travel according to the Federal Aviation Administration (FAA). This year, NetJets, the world’s biggest private jet operator, signed a firm order for 50 Global business jets from Bombardier with options for 70 more. This is in addition to another large order NetJets placed in the fall of 2010 for 50 Phenom 300 aircraft from Embraer with options for 75 more. These large orders are encouraging signs of revival of the business jet industry which is slowly recovering from the economic downturn.

New and more fuel-efficient aircraft platforms

OEMs have announced plans to introduce, or have already introduced, new platforms that will drive worldwide demand for simulators and training services. The Boeing 747-8 and 787, Airbus A350XWB and Airbus A320 NEO, Embraer 190, Dassault Falcon 7X, Embraer Phenom 100 VLJ and 300 LJ aircraft, MRJ, COMAC ARJ21 and the Bombardier Learjet 85 and CSeries are some recent examples.

New platforms will drive the demand for new kinds of simulators and training programs. One of our strategic priorities is to partner with manufacturers to strengthen relationships and position ourselves for future opportunities. For example, in the recent past, we signed contracts with Bombardier to use our modeling and simulation expertise to support the design, development and validation of the new CSeries aircraft, and we will also develop the first CSeries FFS; and we signed an agreement with ATR as a framework for providing a range of products and support services to operators of ATR aircraft, which includes the development of the first simulator for the new ATR42/72-600 aircraft. In the second quarter of fiscal 2011 we announced a 10-year exclusive training provider program with Mitsubishi Aircraft Corporation to develop and deliver a comprehensive training solution for the new MRJ. In support of the agreement, we are expanding our training network and developing two CAE 7000 Series MRJ FFSs as well as CAE SimfinityTM integrated procedures trainers. In the second quarter of fiscal 2011, we also announced a contract with Airbus to design and manufacture two CAE 7000 Series FFSs for the A350 XWB, representing the world’s first FFSs for the new long-range aircraft. We will also develop six CAE SimfinityTM A350 XWB Airbus Procedures Trainers (APTs).  Deliveries of new model aircraft are susceptible to program launch delays, which in turn will affect the timing of our orders and deliveries.

Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel

Emerging markets such as Southeast Asia, the Indian sub-continent and the Middle East, South  America and China are expected to continue experiencing higher air traffic and economic growth over the long term than mature markets, as well as an increasing liberalization of air policy and bilateral air agreements. We expect these markets to drive the long-term demand for the broad array of products and services solutions that CAE brings to bear.

Expected long-term growth in air travel

In calendar 2010, passenger traffic increased 8.2% compared to calendar 2009 while freight-tonne-kilometres increased over 20.6%. For the first three months of calendar 2011, passenger traffic increased by 5.9% compared to the first three month of calendar 2010, while freight-tonne-kilometres increased by 4.6% over the same period.  Over the past 20 years, air travel grew at an average of 4.8% and we expect that over the next 20 years both passenger and cargo travel will meet or slightly exceed this growth. Possible impediments to the steady growth progression in air travel include major disruptions like regional political instability, acts of terrorism, pandemics, natural disasters, a sharp and sustained increase in fuel costs, major prolonged economic recessions or other major world events.

Long-term demand for trained crew members

Worldwide demand is expected to increase over the long term

Growth in the civil aviation market has driven the demand for pilots, maintenance technicians and flight attendants worldwide, which has created a shortage of qualified crew members in several markets. Supply constraints include aging crew demographics, fewer military pilots transferring to civil airlines, and low enrolment in technical schools. In high-growth markets like India, China, South America and Southeast Asia, long-term air traffic growth is expected to outpace the growth expected in developed countries, and the infrastructure available to meet the projected demand for crew members is lacking.

This shortage creates opportunities for pilot placement, our turnkey service that includes identifying, screening, selection and training and placement services. The shortage also creates an opportunity for CAE Global Academy, which now totals 11 flight training organizations around the world, making it the largest network of ab initio flight schools. Along with our partners, through CAE Global Academy, we have the capacity to train more than 1,800 pilot cadets annually as they aspire to a career as a professional fixed-wing aircraft or helicopter pilot.  Additionally, a global shortage of maintenance technicians has created an opportunity for us to accelerate our technical training solutions. This trend is also affecting cabin crew, for whom we are also delivering training solutions.

New pilot certification process requires simulation-based training

Simulation-based pilot certification training is beginning to take on an even greater role with the Multi-crew Pilot License (MPL) certification process developed by the ICAO, which is gradually being adopted by individual national aviation authorities around the world. The MPL process places more emphasis on simulation-based training to develop ab initio students into First Officers for modern aircraft such as airliners. In the fourth quarter of FY2010, we launched an MPL beta program with AirAsia satisfying new performance-based requirements developed by Transport Canada. To date, the beta program has met or exceeded all expectations and the initial group of cadets has completed all four phases of the program and has returned to AirAsia to complete the final step in the program with base familiarization and aircraft take-offs and landings.  If the MPL process continues to be adopted and gains momentum in emerging markets like China, India, Southeast Asia and the Middle East, where there is the greatest need for a large supply of qualified pilots trained in an efficient and effective manner, it would result in increased use of simulation-based training.

International requirements for the qualification of flight simulation training devices (FSTD)

During the summer of 2009, the ICAO published a strategic analysis intended to define flight simulation requirements for the qualification of FSTDs in the 190 ICAO member States. The ICAO document states that the top-fidelity ICAO Standard FSTD (Type VII) is required to support each of the required training tasks contained in a number of crucial training to proficiency contexts including recurrent and initial training, MPL and the Airline Transport Pilot License (ATPL). It also confirms and recognizes the long-term necessity of high-fidelity FSTDs for such highly critical training contexts. The qualification requirements of the ICAO Type VII simulator require a higher fidelity of simulation (including visuals, motion, sound and air traffic control simulation) than today’s level D simulator requirements, and we believe the increased demands for more realistic and more immersive training aligns well with our strengths in aviation training. A similar ICAO initiative is in the last stages of identifying and drafting requirements for civil helicopter FSTDs.

3.4              Simulation Products/Military (“SP/M”)

Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies

Our SP/M segment is a world leader in the design and production of military flight simulation equipment. We develop simulation equipment, training systems and software tools for a variety of military aircraft, including fast jets, helicopters, maritime patrol and tanker/transport aircraft. We also offer simulation-based solutions for land and naval forces. We have designed the broadest range of military helicopter simulators in the world, and we have also developed more training systems for the C-130 Hercules transport aircraft than any other company. We have delivered simulation products and training systems to more than 50 defence operators in approximately 35 countries, including all of the U.S. services.

CAE military simulators provide high-fidelity combat environments that include interactive enemy and friendly forces, as well as weapons and military sensors. These simulators incorporate highly realistic visual scenes covering areas as large as whole countries that are able to show the effects and characteristics of a variety of battlefield features, including those seen through Forward Looking Infra Red and radar sensors.   The use of the CAE Medallion visual system for the prestigious Eurofighter Aircrew Synthetic Training Aids program, as well as the Turkish Air Force’s F-16 and trainer aircraft flight simulators solidly establishes the CAE Medallion visual system as a premier image generator for fast jet simulation applications.  The CAE Medallion image generator is also well established for demanding low-level rotary-wing applications, as evidenced by its use on A/MH-6, MH-47, and MH-60 combat mission simulators for the U.S. Special Operations Forces 160th SOAR(A), as well as the German Army selecting the CAE Medallion visual system for a major upgrade on all 12 helicopter simulators located at the German Army Aviation School in Bückeburg.

CAE has provided simulators for a wide range of aircraft and has designed training systems for the greatest variety of helicopters.  CAE has established a leading position in Europe in the supply of army command and staff training systems, by supplying such systems to the military forces of Germany, Austria, Italy, Norway, Finland, Lithuania, and Ireland.  In the U.S., CAE expanded its land vehicle training expertise through the acquisition of RTI International’s Technology Assisted Learning (TAL) business unit in late FY2011.  TAL is providing maintenance training devices for a number of U.S. Army land vehicles.

We generate revenue in six interrelated areas of the defence market value chain. We provide simulation products such as full-mission simulators (“FMS”); we perform updates and upgrades to simulators; we provide maintenance and support services; we offer turnkey training services; we have a range of capabilities to provide simulation-based professional services for analysis, training and operational decision-making; and we have a software business called Presagis, which develops and sells commercial-off-the-shelf modeling and simulation software solutions to OEMs, government agencies and defence forces.

Our strategy in the defence market has been to globalize and diversify our military business. There are pressures on many traditional defence budgets around the world, while some regions such as India and the Middle East are planning growth in defence expenditures. In becoming globally diversified, our interests across a broad range of national markets and related defence budgets which we believe provides us with a more resilient and predictable stream of military business. We are a leading supplier of modeling, simulation and training solutions and have a significant local presence in key defence markets. Through the successful execution of our strategy, we have seen tangible and positive results from our efforts.  While there may be some delays and cuts to programs that could have some impact, we are encouraged by the global trend of militaries increasing their use of simulation, which gives us long‑term confidence that simulation-based solutions will be well-placed to address some of the budget challenges facing the defence establishment.

We approach the world’s defence markets by leveraging our global footprint and our in-country expertise. We have a local presence and centres of excellence in key markets including the U.S.,  U.K., Canada, Germany, Australia, India and Singapore. We have developed global operating processes which allow us to place a high level of decision-making autonomy within the regions while leveraging the full breadth of our products, services and capabilities. This results in greater efficiency and stronger customer relationships.

We believe we can capitalize on the experience, expertise and increased visibility with military customers that we have gained from winning and performing significant contracts.  CAE intends to continue to foster partnerships with key original equipment manufacturers and prime contractors.  For example, Aermacchi has selected CAE as its preferred full-mission simulator supplier for the M-346 advanced lead-in fighter trainer aircraft and Hawker Beechcraft selected CAE as its ground-based training system partner for the new AT-6 Light Attack and Armed Reconnaissance aircraft.  CAE is Lockheed Martin’s exclusive provider of C-130J training systems and services, an aircraft platform that continues to experience strong demand from global militaries.  CAE continues to expand its relationships with unmanned aerial system (UAS) OEMs to develop comprehensive mission training and in-service support solutions.  CAE formed a joint venture with India’s Hindustan Aeronautics Limited (“HAL”) called the Helicopter Academy to Train by Simulation of Flying (“HATSOFF”), which began operating a helicopter training centre in Bengelaru, India in 2010. CAE is part of a group of companies led by Lockheed Martin and Sikorsky called “Team Romeo” to offer the MH-60R maritime helicopter and related training solutions to global navies.

CAE remains committed to introducing new simulation products that enhance our reputation as a technology leader.  A strategic priority for CAE is to continue to bring innovative products and simulation-based solutions to market.  For example, the CAE-developed CDB, originally developed for the United States Special Operations Command, has now been adopted by defence forces including the German Army, Turkish Air Force and Canadian Air Force.  The bottom line result is that with the CDB, the creation, modification and correlation of run-time databases can take minutes or hours instead of days, weeks or months.  Just as importantly, these changes can be made very rapidly using the latest intelligence and source data available, which makes using simulation for mission rehearsal exercises a real possibility.

Presagis (comprised of Presagis Canada Inc., Presagis USA Inc. and Presagis Europe (S.A.)) was formed in fiscal 2008 following CAE's acquisition of three companies: Engenuity Technologies, MultiGen-Paradigm and TERREX.  Presagis is a global leader providing commercial-off-the-shelf (COTS) modeling, simulation and embedded graphics solutions to the aerospace and defence markets, and is the only developer to deliver a unified COTS software portfolio based on open-standards. Presagis combines cutting-edge technology with innovative services to help customers streamline workflow, reduce project risks, create detailed models and complex simulations, in addition to developing DO-178B certifiable applications.

The military simulation equipment market is driven in part by the introduction of new aircraft platforms, upgrades and life extensions to existing aircraft and a shift to greater use of simulation in pilot training programs due to the high degree of realism and the significantly lower cost compared to live training. CAE expects to improve our lead-time, cost, quality and reputation for performance through continued operational improvements and R&D programs.

Military forces increasingly rely on sophisticated and interrelated weapons systems and equipment, computer systems, visual systems and other advanced technologies to operate in a broadening range of conditions and scenarios.  Achieving a high state of operational readiness is a constant goal and challenge for militaries. Simulators enable military organizations to achieve their training and mission rehearsal goals while minimizing the physical use of expensive systems and equipment. In addition, the use of simulators helps to avoid injuries to personnel and the loss of equipment due to training accidents. Simulators allow for the training of tasks and missions that cannot be practiced in the real world.

Flight simulators are used to train pilots to operate a variety of military aircraft including fighter jets, helicopters, transports, tankers and maritime patrol aircraft. Flight simulators permit the crews of military aircraft to coordinate and improve their combat skills in a safe, cost-effective and realistic range of environments. The U.S. Air Force estimates that one hour in a simulator costs less than six minutes in an actual aircraft.   The simulators enable pilots to realistically practice both offensive and defensive tactics, such as firing aircraft weapons systems and avoiding attack from enemy surface and air threats. The immersive environment provided by simulators allows pilots to train for highly demanding maneuvers and life threatening scenarios, such as rotor failure, missile impact or the effects of exceptional turbulence.

Simulators for land systems provide similar advantages. With the increasing complexity of land systems equipment, including integrated C4ISR and sophisticated weapon systems, combined with defence forces facing budget pressures, there is a growing tendency toward an increased use of synthetic training for tanks and armoured fighting vehicles.  This helps save wear and tear on the vehicle, reduces live firing and track miles, and allows militaries to devote systems to operational requirements.

3.5              Training & Services/Military (“TS/M”)

Supplies turnkey training services, support services, systems maintenance and modeling and simulation solutions

Our TS/M segment provides turnkey training services and training systems integration expertise to global defence forces such as the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) Benson in the U.K., the Operational Training Systems Provider (OTSP) program for the Canadian Forces, the modernized C-130 Aircrew Training System for the Royal Saudi Air Force (RSAF) at King Abdullah Air Base in Jeddah, and the KC-135 Aircrew Training System for the United States Air Force (USAF) at 13 U.S. and international bases. We also provide a range of training support services such as contractor logistics support, maintenance services and simulator training at over 60 sites around the world. TS/M additionally provides a variety of modeling and simulation-based professional and defence services.

CAE provides maintenance support for most of the Canadian Forces flight simulators, which is a contract that was renewed for five years in FY2011.  CAE continues to provide maintenance services for most of the flight simulators operated by the German Army, Air Force and Navy. At the Germany Army Aviation School in Bückeburg, CAE provides comprehensive training and support services.  In Australia, under the Management and Support of Australian Defence Forces Aerospace Simulators (MSAAS) contract, CAE provides engineering and maintenance services on most of the ADF’s flight simulators.  In the U.S., CAE provides a range of services across a wide number of bases, such as the U.S. Air Force’s C-130 schoolhouse at Little Rock Air Force Base.  CAE also provides a range of support services to facilities in the U.K., the Netherlands and Italy, as well as mission software support for Canada’s CF-18 fighter aircraft.

In FY2011, CAE was awarded a contract from the United States Air Force to provide comprehensive KC-135 aircrew training services.  Under terms of the contract, which was awarded as a nine-month base contract with nine one-year options, CAE USA is the prime contractor who will provide aircrew training services at 13 USAF bases in the United States and internationally where more than 3,500 KC-135 pilots, co-pilots, and boom operators train annually.  The total value of the contract over the base contract and nine one-year options is expected to exceed $250 million.

In FY2011, as part of an amendment to the MSAAS contract in Australia, CAE Australia Pty Ltd will now be responsible for providing comprehensive training services to support the RAAF’s new fleet of KC-30A tanker aircraft for an initial eight-year period.  CAE staff at RAAF Base Amberley will provide classroom and simulator instruction, courseware development, training device maintenance and support services and facilities management.

In FY2011, the UK Ministry of Defence awarded CAE UK plc a five-year contract to continue providing training support services for the Royal Navy's Lynx helicopter training systems at Royal Navy Air Station (RNAS) Yeovilton as well as the Sea King Mk6 training systems at RNAS Culdrose.  CAE will provide on-site contractor logistics support services such as simulator maintenance, preventative maintenance and other support services.

In FY2011, CAE was awarded a five-year contract by Lockheed Martin ASIC UK to provide support services for the CAE-built Royal Navy EH101 Merlin Training System (MTS) located at the RNAS Culdrose.   As part of the Integrated Merlin Operational Support (IMOS) program, CAE will continue providing integrated contractor logistics support (CLS), technical support service (TSS), and obsolescence management services (OMS).  The IMOS aircraft program is scheduled to continue in support of the Royal Navy’s fleet of EH101 Merlin helicopters until 2029.

As part of CAE’s continued global leadership in provisioning C-130 training services, CAE was awarded a simulator maintenance and support services from IGTEC, a Malaysia-based aerospace technology company, to support a CAE-manufactured C-130H full-mission simulator that will be delivered to IGTEC’s new regional simulation centre near the Subang International Airport in Malaysia.  Earlier in FY2011, IGTEC contracted CAE to design and manufacture the new C-130H simulator, which will be delivered in late 2012.

In FY2011, Lockheed Martin awarded CAE subcontracts to provide maintenance and integrated logistics support for the CAE-built C-130J training devices operated by the Aeronautica Militare Italiana (Italian Air Force) at the National Training Centre in Pisa, Italy.  In addition, CAE was awarded a subcontract to provide maintenance and support services for the Royal Air Force’s C-130J training systems located at RAF Lyneham under a program called the UK RAF C-130J Hercules Integrated Operational Support.

The TS/M group experiences steady business revenue from our long-term training services and support services contracts.

Given finite defence budgets and resources, governments and defence forces are increasingly scrutinizing their expenditures. Outsourced or privatized training service delivery has demonstrated benefits such as cost-effectiveness, accelerated training delivery and allowing uniformed military personnel to focus on operational commitments.  CAE continues to see a growing willingness from defence forces to use synthetic training to meet more and more of their training requirements, as well as increasing demand to use simulation for mission rehearsal.  While synthetic training will never completely replace live combat training, TS/M sees more militaries increasing the number of synthetic training hours as a complement to live training.

Governments show an ever-increasing interest in the efficiencies and service enhancement potential of outsourcing aspects of their military training and support services to the private sector. The openness of national markets to international entrants is always an issue, particularly in the sensitive field of national security. However, many countries have outsourced military training and support services and have permitted foreign-controlled entities to deliver such services. The multinational approach adopted by some governments to equipment development and procurement has facilitated this evolution in the market for military services.

The industry has responded to this trend by adapting to a greater degree of cooperation in product and service development and provisioning. However, competition remains very vibrant, subject to national security constraints in certain markets.

Traditionally, modeling and simulation has been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world.  CAE also sees significant growth in taking the simulation out of the simulator and applying simulation across the program lifecycle, including support for analysis and operations.  To address these market opportunities, CAE has established a Professional Services business unit.  The same modeling and simulation approaches and technologies can be used to support analysis, training, and operations.  For example, synthetic environments can be developed to support research and development programs and be re-used and refined throughout the program lifecycle, supporting system design and testing, creating the training environments to prepare personnel to use those new systems, and providing the decision support tools necessary to support mission planning in operations.

CAE has experienced numerous successes in the military market through the TS/M and SP/M segments over the past year, including:

  The United States Air Force awarding CAE a contract to provide comprehensive KC-135 aircrew training services over the next ten years, marking the first time CAE has won a USAF aircrew training system (ATS) program as the prime contractor;
  Lockheed Martin awarding CAE a contract for a comprehensive CC-130J aircraft maintenance technician training solution for the Government of Canada. As part of this program, CAE will design and manufacture a CC-130J maintenance training suite that includes two CC-130J fuselage systems and servicing training devices, one CC-130J integrated cockpit systems training device, CAE Simfinity laptop and desktop-based virtual maintenance trainers, and courseware.  CAE will also manage the in-service support for the CC-130J aircraft maintenance technician training program at Canadian Forces Base Trenton until mid-2016;
  The German Army awarding CAE a contract to continue providing a range of maintenance and training support services at the Hans E. Drebing simulator centre of the German Army Aviation School in Bückeburg. The new contract covers the on-site maintenance for the next six years of the 12 CAE-built helicopter simulators operated at the German Army Aviation School; and
  Acquiring RTI International’s TAL business unit in order to further expand its offering of land simulation and training solutions.  TAL has provided maintenance trainers for the U.S. Army's ground vehicles since the early 1990s. TAL designs, manufactures and delivers full-scale, high-fidelity maintenance trainers as well as virtual desktop trainers for a range of variants of the Bradley Fighting Vehicle, Abrams tanks, and the High Mobility Artillery Rocket System.

3.6              SP/M and TS/M Market Trends and Outlook

We are witnessing varying degrees of global defence spending rationalization including measures detailed in the U.K. and Germany. In the U.S., Defense Secretary Gates outlined the latest Defence budget, which includes $100 billion in cost savings. We have not witnessed any major program cancellations that would substantially change our outlook; however, we have experienced delays in obtaining contracts for U.S. defence programs as a result of the government’s delayed funding of the defence budget under the previous Continuing Resolution. These developments will present new challenges to the defence industry as a whole. Nevertheless, CAE should see the benefit of increased adoption over the long term of simulation-based training in all of our markets as an important need to reduce costs.

Long term forecasting is more difficult given the evolving market conditions, but our current estimate is that approximately 9,000 new military manned aircraft will be deployed into global military fleets over the next five years and this should generate demand for approximately 275 FMSs. We do not today address all platforms and all markets, but we have the capability to serve a portion of this expected demand.

We believe CAE is uniquely positioned in the current environment to be part of the solution to reducing the cost of military readiness. In addition to supporting the global installed base and new aircraft introductions, demand for our products and services should continue to be driven by the:

-   Explicit desire of governments and defence forces to increase the use of modeling and simulation;

-   Growing demand for our specialized modeling and simulation-based products and services;

-   High cost of operating live assets for training which leads to more use of simulation;

-   Current nature of warfare which requires joint forces training and mission rehearsal.

We have a good track record for delivering programs on time and on budget and we are well positioned to provide defence forces with solutions on a range of military platforms involving transport aircraft, aerial refueling tankers, helicopters, lead-in fighter trainers, and maritime patrol aircraft. These aircraft segments specifically include the C-130J Hercules transport aircraft, P-8A Poseidon and P‑3C Orion maritime patrol aircraft, A330 Multi-Role Tanker Transport and KC-46A tanker, NH90 helicopter, M-346 and Hawk lead-in fighter trainers, S‑70 and H-60 helicopter variants, CH-47 Chinook heavy-lift helicopter, Unmanned Aerial Systems (UAS) and other aircraft that form part of the backbone of defence forces globally. Our positive outlook is supported by the expectation that these aircraft types will continue to be in demand globally. These platforms involve newer aircraft types with long program lives ahead of them and we believe this will drive opportunities for us over the next decade. As well, we continue to pursue new growth in a range of defence markets such as land vehicle training, as evidenced by our acquisition in the fourth quarter of fiscal 2011 of RTI International’s TAL business unit.

Explicit desire of governments and defence forces to increase the use of modeling and simulation

Also helping to drive our military business is the explicit desire of governments and defence forces to increase the use of modeling and simulation for analysis, training, and operational decision-making.  These sentiments expressed by militaries globally, especially by the U.S. and other defence forces facing budget challenges. Unlike civil aviation where the use of simulators for training is common practice, there are no requirements to train in simulators in defence and therefore the level of adoption has traditionally been much lower.  Simulation offers a number of advantages that address an ever-increasing global threat level and new economic constraints that are pressuring top-line defence spending. The cost savings from the use of modeling and simulation are considerable. The USAF estimates that live training is approximately 10 times more costly than simulation-based training. According to the Department of Defence Fiscal Year 2012 budget request, the USAF officials, in an effort to reduce costs, have proposed cutting the service’s flight training budget. The USAF promises that, by spending more time in “advanced simulator training” aircrews will make up the lost flight training. The cost of fuel, detrimental environmental impacts, and significant wear and tear on weapon systems all point to the greater use of simulation and synthetic training. This type of training is critical for ensuring the readiness of global defence forces as they face new and challenging threats. As one U.K. military official stated when speaking about the pending cuts to the U.K. defence budget – “despite all of the uncertainties surrounding the strategic defence review, the one certainty is that simulation activity will increase going forward given its compelling value proposition.”

Growing demand for our specialized modeling and simulation-based products and services

New aircraft platforms

One of our strategic priorities is to partner with manufacturers in the defence market to strengthen relationships and position ourselves for future opportunities. OEMs are introducing new platforms that will drive worldwide demand for simulators and training. For example, Hawker Beechcraft is now offering the AT-6 light attack and armed reconnaissance aircraft, Boeing is developing a new maritime patrol aircraft called the P-8A Poseidon and has won the U.S. Air Force contract for new air refueling tankers, NH Industries is delivering the NH90 helicopter, Airbus Military is aggressively marketing the A330 MRTT, A400M, and C-295 transport aircraft worldwide, Lockheed Martin is doubling production of the C-130 aircraft, Alenia Aermacchi is successfully marketing the M-346 advanced lead-in fighter trainer and Sikorsky is offering new models of its H-60 helicopter to armies and navies worldwide, all of which fuel the demand for new simulators and training, and for all of which we have products at different development and production stages.

Use of modeling and simulation for analysis and decision support

Traditionally, modeling and simulation have been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world. We believe there are growth opportunities in taking the simulation out of the simulator and applying simulation across the program lifecycle, including support for analysis and decision-making operations. We see governments and militaries looking to use simulation-based synthetic environments to support research and development programs, system design and testing, and providing the decision support tools necessary to support mission planning in operations.  A good example is a contract we signed in 2011 to develop a National Modeling and Simulation Centre (NMSC) for the Ministry of Defence of Brunei. The NMSC will be used by the Royal Brunei Armed Forces and Ministry of Defence to analyze force structure options, evaluate and validate capabilities, develop doctrine and tactics, and support training and mission rehearsal exercises.

Trend towards outsourcing of training and maintenance services

With finite defence budgets and resources, defence forces and governments continue to scrutinize expenditures to find ways to save money and allow active-duty personnel to focus on operational requirements. There has been a growing trend among defence forces to outsource a variety of training services and we expect this trend to continue. Governments are outsourcing training services because they can be delivered more quickly and more cost effectively. For example, we have won or participated in contracts of this nature in Canada, Germany, Australia, the U.K. and the U.S.  In the third quarter of fiscal 2011, we announced that CAE USA was awarded what is expected to be a ten-year contract (subject to annual funding) to provide comprehensive KC-135 aircrew training services to the USAF. CAE USA is to be the prime contractor responsible for providing program management, academic and simulator instruction, maintenance and logistics services, training device upgrades, and relocation services for more than 3,500 USAF KC-135 tanker aircrews.  In Australia, we are delivering a suite of KC-30A MRTT training devices and following entry into service, CAE will now provide comprehensive training services, including classroom and simulator instruction, to the Royal Australian Air Force.

Extension and upgrade of existing weapon system platforms

OEMs are extending the life of existing weapon system platforms by introducing upgrades or adding new features, which increases the demand for upgrading simulators to meet the new standards. For example, several OEMs are offering global militaries operating C-130 aircraft a suite of avionics upgrades, which in turn leads to a requirement for major upgrades to existing C-130 training systems or potential new C-130 training systems. In the United Kingdom, the Royal Air Force’s fleet of Puma helicopters is undergoing a life extension program to keep the aircraft in service until 2022. This resulted in us signing a contract with the United Kingdom Ministry of Defence (UK MoD) to upgrade the Puma simulator and training program at our MSHATF. The USAF is upgrading 52 legacy C‑5 aircraft to the new C-5M configuration, which includes both avionics upgrades and a re-engining program. In the second quarter of fiscal 2011 we won a competitive contract to perform upgrades on the USAF’s C-5 training devices over the next several years.  The award of the USAF KC-135 Aircrew Training System provides CAE a contract vehicle for performing upgrades to all the KC-135 training devices resulting from major aircraft upgrades and simulator obsolescence.

High cost of operating live assets for training which leads to more use of simulation

More defence forces and governments are adopting simulation in training programs because it improves realism, significantly lowers costs, reduces operational demands on aircraft that are being depreciated faster than originally planned, and lowers risk compared to operating actual weapon system platforms. Using a simulator for training also reduces actual aircraft flying hours and allows training for situations where an actual aircraft and/or its crew and passengers would be at risk.

Current nature of warfare which requires joint forces training and mission rehearsal

Demand for networking

Allies are cooperating and creating joint and coalition forces, which is driving the demand for joint and networked training and operations. Training devices can be networked to train different crews and allow for networked training across a range of platforms.

Growing acceptance of synthetic training for mission rehearsal

There is a growing trend among defence forces to use synthetic training to meet more of their training requirements. Synthetic environment software allows defence clients to plan sophisticated missions and carry out full-mission rehearsals as a complement to traditional live training or mission preparation. Synthetic training offers militaries a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. For example, over the past years we have delivered MH-47G and MH-60L combat mission simulators to the U.S. Army’s 160th Special Operations Aviation Regiment that feature the CAE-developed Common Environment/Common Database (CE/CDB).  The CE/CDB enhances rapid simulation-based mission rehearsal capabilities.

3.7              Military Contracts

The majority of CAE’s contract revenue in our SP/M and TS/M segments result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

In most instances, under government regulations, certain costs, including certain financial costs, portions of R&D costs, representation expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts. CAE is subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract’s completion, the government may perform a post-award audit of all aspects of contract performance to ensure that CAE has performed in accordance with the terms of the contract.

Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically:

•         The contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

•         The government may not be liable for the contractor’s costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

•         The contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, such contracts are usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

3.8              Healthcare Market

Simulation-based training is becoming recognized as one of the most effective ways to prepare healthcare professionals to care for patients and respond to critical situations while reducing the overall risk to patients. Through acquisitions and partnerships with experts in the healthcare field, we are leveraging our knowledge, experience and best practices in simulation-based aviation training to work with healthcare experts to deliver innovative education, technologies and service solutions to improve the safety and efficiency of this industry. Currently, our healthcare services range from providing simulation-based training solutions to managing simulation-based training centres.

During the last year, CAE Healthcare further developed its capabilities in two areas: training centre solutions and medical solutions. We leveraged our broad expertise in managing aviation simulation centres to expand our offering for healthcare simulation centres, including training centre management services and training solutions, as well as the launch of the CAE OwlTM system. The CAE OwlTM system, a training technology adapted from aviation, is a brief/debrief system used for optimizing the way training is conducted. In the area of medical solutions, we entered the imaging and surgical training fields; both of which are important focus areas for us and where CAE Healthcare can leverage CAE’s core simulation and modeling capabilities. The acquisitions of ICCU Imaging Inc. (ICCU) and VIMEDIX Virtual Medical Imaging Training Systems Inc. (VIMEDIX) give us the ability to offer a complete solution for bedside ultrasound training by combining simulators with a comprehensive curriculum. The acquisition of three medical product lines from the company Immersion enabled our entry into the training field for minimally invasive surgical procedures.

During the first quarter of 2011, CAE Healthcare announced that it was awarded new contracts to supply its new CAE OwlTM simulation centre management system. Contracts were signed with Université Laval, the University of Ottawa and the Hôpital Sacré-Coeur de Montréal (HSCM). CAE Healthcare also announced that it sold its first transthoracic echocardiography simulator, CAE VIMEDIXTM, to the Beth Israel Deaconess Medical Center, a teaching hospital of Harvard Medical School.

CAE Healthcare formally celebrated the official opening of one of Canada’s largest healthcare simulation centres during the first quarter of fiscal 2011.

In the second quarter of fiscal 2011, CAE Healthcare increased sales of our CAE VIMEDIX and CAE ICCU bedside ultrasound solutions as well as our surgical simulators. We also continued to deploy a number of CAE OwlTM brief/debrief systems to customers. CAE VIMEDIXTM sales totaled 15 units, including key U.S. military contracts. In addition, our ICCU program was selected by the American College of Chest Physicians (ACCP) to be integrated in its first critical care ultrasound certification program. We also sold 10 surgical simulation systems and a variety of upgrades to systems already deployed with our customer installed base.

In the third quarter of fiscal 2011, CAE Healthcare continued to increase market share. Progress was made in Asia, the Middle East and Russia. We are delivering surgical and imaging solutions to medical institutions including Novosibirsk NII PK/ Meshalkin, a major cardio-surgery hospital in Russia, Princess Noura University in Riyadh, Kingdom of Saudi Arabia, multiple universities in Japan and other important institutions in China, Singapore, Indonesia, India and Turkey. In North America we made multiple deployments in key hospital teaching institutions including New York Presbyterian Hospital (Columbia University), St. Michaels Hospital (Toronto) and multiple U.S. Department of Defense (DoD) accounts and Veterans Administration Medical Centers (VAMC).

In the fourth quarter of fiscal 2011, CAE Healthcare announced the launch of its CAE CaesarTM trauma patient simulator. CAE Caesar is a high-fidelity patient simulator designed primarily to enhance the initial and sustainment training of soldier medics and the training of tactical law enforcement medics, search and rescue teams and any organization involved in the care of trauma patients at the point of injury.

Mining market

In the first quarter of fiscal 2011, we acquired Datamine to expand our entry into the mining simulation and optimization field. Datamine has an extensive product and consulting portfolio ranging from exploration data management and geological (orebody) modeling to mine planning and mine operations management. This is part of our long-term strategy to leverage our modeling, simulation and training capabilities in new markets that have the same imperatives to reduce risks and enhance operational efficiency as the civil aviation and defence sectors.

We continued to make good progress in CAE Mining with the sale of our mine planning, management and optimization software solutions to major mining companies including BHP Mitsubishi Alliance, Vale Ferrus, and Anglo American.

On January 1, 2011, we acquired the shares of Century Systems, a supplier of geological data management and governance systems to the mining industry. Integration is underway to leverage their expertise, products and Customer relationships in geological data management systems by expanding our current portfolio and leveraging our  broader market footprint.

The fourth quarter of fiscal 2011 saw continued growth in software sales with new customers in Latin America including Colquisiri, Minera Lincuna and Yamana (Caraiba) and further sales to Votorantim Metais in Brazil, as well as multiple sites of Fresnillo in Mexico.

The fourth quarter of fiscal 2011 also saw CAE Mining begin to communicate our vision beyond its software and product consulting businesses to the mining market. In support of that vision, agreements were made with leading research organizations to further our thought leadership in mining technology and extend our product and service offerings in training and consulting.

Our New Core Market initiatives are still very much in their infancy. They offer attractive long-term potential for growth and the possibility for CAE to emerge as a market leader, as we have done in all of our core businesses. The New Core Market results are included in TS/C.

4.                  RISK FACTORS

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss the principal risks facing our business, particularly during the annual strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Management attempts to mitigate risks that may affect our future performance through a process of identifying, assessing, reporting and managing risks that are significant from a corporate perspective.

4.1              Risks relating to the industry

4.1.1        Competition

We sell our simulation equipment and training services in highly competitive markets.  New entrants are emerging and others are positioning themselves to try to take greater market share. Some of our competitors are larger than we are, and have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us with respect to training, update and maintenance services related to Boeing aircraft simulators. Boeing has a licencing model for new Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on new Boeing simulators.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past.

The recessionary economy and credit constraints for civil market products that prevailed in 2008-2009 lead to heightened competition for each available sale. This in turn led to a reduction in profit on sales won during such a period.  Should such conditions recur again, we could experience further price and margin erosion.

4.1.2        Level and timing of defence spending

A significant portion of our revenue comes from sales to military customers around the world. In FY2011, for example, sales by the SP/M and TS/M segments accounted for 53% of our revenue. We are either the primary contractor or a subcontractor for various programs by Canadian, U.S., European, and other foreign governments. If funding for a government program is cut, we could lose future revenue, which could have a negative effect on our operations. If countries we have contracts with significantly lower their military spending, there could be a material negative effect on our sales and earnings. Budgetary reviews and delays, such as that experienced in the U.S. in the beginning of calendar 2011, can push contract executions out in time and result in delayed recognition of revenue.

4.1.3        Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

If jet fuel prices attain high levels for a sustained period, there could be greater impetus foro airlines to replace older, less fuel-efficient aircraft.  However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. . Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable.  Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of our customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

4.1.4        Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. Federal Aviation Administration, could mean we have to make unplanned modifications to our products and services, causing delays and resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could have a materially negative effect on our results of operations or financial condition.

4.1.5        Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as military related simulators or other training equipment, including military data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or license certain products to customers, which could cause a potential loss of revenue for us. If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

4.1.6        Government-funded military programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

4.2              Risks relating to the Company

4.2.1        Product evolution

The civil aviation and military markets we operate in are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to bring on new customers. This could reduce our revenue. The evolution of the technology could also have an impact on the value of our fleet of FFSs.

4.2.2        Research and development activities

We carry out some of our R&D initiatives with the financial support of government, including the Government of Québec through IQ and the Government of Canada through SADI and TPC. We may not, in the future, be able to replace these existing programs with other government risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

4.2.3        Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts, or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

4.2.4        Procurement and OEMs encroachment

We are required to procure data, parts, equipment and many other inputs from a wide variety of OEMs and sub-contractors. We are not always able to find two or more sources for inputs we need, and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business.

4.2.5        Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.6        Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

4.2.7        Protection of intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

4.2.8        Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

4.2.9        Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

4.2.10    Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given, may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

4.2.11    Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

•         Accidents or disasters involving training equipment we have sold or aircraft for which we have provided training equipment or services;

•         Our pilot provisioning;

•         Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.12    Integration of businesses acquired

The success of our acquisitions depend on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the business acquired into our existing operations.

4.2.13    Our ability to penetrate new markets

We are attempting to leverage our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the new markets of simulation-based training in healthcare, mining and energy.

As we enter these new markets, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating new markets is inherently more difficult than managing within our already established core markets. The risks associated with entering new markets are greater; however, we believe there is potential for CAE to develop material revenues in these new business areas over the long term.

4.2.14    Enterprise resource planning

We are investing time and money in an ERP system. If the system does not operate as expected or when expected, it may be difficult for us to claim compensation or correction from any third party. We may not be able to realize the expected value of the system and this may have a negative effect on our operations, profitability and reputation.

4.2.15    Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for military applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a quarter that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

4.3              Risks relating to the market

4.3.1        Foreign exchange

Our operations are global with nearly 90% of our revenue generated in foreign currencies, mainly the U.S. dollar, the euro and the British pound. Our revenue is divided approximately one-third in each of the U.S., Europe and the rest of the world.

Our Canadian operations generate approximately 39% of our revenues with a large portion of our operating costs in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs and our competitive position compared to other equipment manufacturers in jurisdictions where operating costs are lower. We have various hedging programs to partially offset this exposure. However, our currency hedging activities do not entirely mitigate foreign exchange risk and provide only short-term offsetting benefits.

Business conducted through our foreign operations – mainly Military and Civil training and services – are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, we face currency translation exposure with these operations since we consolidate results in Canadian dollars for financial reporting purposes.

4.3.2        Availability of capital

Our main credit facility, which was refinanced in April 2011, is up for renewal in April 2015. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same duration and on similar terms as were previously available this year.

4.3.3        Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on assumptions related to projected employee compensation levels at the time of retirement and the anticipated long-term rate of return on pension plan assets. The actuarial funding valuation reports determine the amount of cash contributions that we are required to contribute into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash funding contributions. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of such funds for other corporate purposes.

4.3.4        Doing business in foreign countries

We have operations in over 20 countries and sell our products and services to customers around the world. Sales to customers outside Canada and the U.S. made up approximately 60% of revenue in FY2011. We expect sales outside Canada and the U.S. to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally.

These are the main risks we are facing:

•         Change in laws and regulations;

•         Tariffs, embargoes, controls and other restrictions;

•         General changes in economic and geopolitical conditions;

•         Complexity and risks of using foreign representatives and consultants.

5.                  DIVIDENDS

CAE is paying a quarterly dividend of $0.04 per common share. However, any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors, after taking into account the financial results, capital requirements and other factors the Directors may deem relevant.  CAE’s contracts with Industry Canada (IC) prohibit the payment of a dividend if such payment would prevent payment to IC of a royalty owed under the contracts.

CAE’s Dividend Reinvestment Plan provides that Canadian resident shareholders can elect to receive Common Share dividends in lieu of cash dividends. Currently, CAE offers a 2% discount on shares acquired through the Dividend Reinvestment Plan; this is subject to change and the plan terms should be consulted.  During fiscal 2009, 2010 and 2011, CAE issued 99,407, 43,331, and 52,912 common shares, respectively, as share dividends.

6.                  DESCRIPTION OF CAPITAL STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Each common share entitles the holder thereof to dividends if, as and when declared by our Directors, to one vote at all meetings of holders of common shares and to participate, pro rata, with the holders of common shares, in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

As at the close of business on March 31, 2011 and May 31, 2011 respectively, 256,964,756 and 257,005,300 common shares were issued and outstanding. There are no preferred shares issued and outstanding.

7.                  MARKET FOR SECURITIES

The outstanding common shares of CAE are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange under the symbol CAE.

7.1              Trading Price and Volume

CAE Inc. TSX Share Price Information - FY2011
Month	Max.	Min.	Total Volume
April-10	$ 10.42	$ 9.24	10,251,177
May-10	$ 9.78	$ 9.00	10,948,524
June-10	$ 9.85	$ 9.05	14,054,233
July-10	$ 10.09	$ 9.20	7,944,007
August-10	$ 10.50	$ 9.63	8,042,149
September-10	$ 11.03	$ 10.02	10,778,050
October-10	$ 11.71	$ 10.53	13,434,413
November-10	$ 11.72	$ 10.90	10,232,455
December-10	$ 11.73	$ 11.11	8,670,465
January-11	$ 12.81	$ 11.35	14,529,921
February-11	$ 13.36	$ 12.20	15,662,278
March-11	$ 13.00	$ 12.25	13,810,930
NYSE Share Price Information - FY2011
Month	Max.	Min.	Total Volume
April-10	$ 10.42	$ 9.08	885,673
May-10	$ 9.61	$ 8.41	1,070,176
June-10	$ 9.66	$ 8.61	912,123
July-10	$ 9.78	$ 8.58	796,723
August-10	$ 10.20	$ 9.16	831,524
September-10	$ 10.73	$ 9.51	900,465
October-10	$ 11.67	$ 10.31	945,141
November-10	$ 11.72	$ 10.64	715,042
December-10	$ 11.66	$ 10.97	529,612
January-11	$ 12.87	$ 11.39	516,425
February-11	$ 13.44	$ 12.42	684,862
March-11	$ 13.39	$ 12.45	670,775

8.                  DIRECTORS AND OFFICERS

The Directors of CAE are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the Directors and Officers of CAE as of the date hereof, the positions and offices held by them in CAE, their respective principal occupations for the last five years, and the year in which they became a Director are set forth below. More information concerning CAE’s Directors may be found in the Proxy Information Circular dated June 15, 2011, in connection with our Annual Meeting of Shareholders on August 10, 2011.  In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies; (iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

The Committees of the Board of Directors are the Audit Committee, the Corporate Governance Committee, the Human Resources Committee and the Executive Committee.

8.1              Name and Occupation

Directors

Name and Municipality of Residence and Year First Became a Director	Principal Occupation
Brian E. Barents Andover, Kansas, USA (2005)

Brian E. Barents is a Director of Kaman Corporation, Aerion Corporation, The NORDAM Group, Inc., and Hawker Beechcraft Corporation, as well as a board member of the Flight Safety Foundation. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co-founder of Galaxy Aerospace Company, LP from 1997-2001 and before that President and CEO of Learjet, Inc. from 1989-1996. Mr. Barents is a member of the Human Resources Committee.

John A. (Ian) Craig Ottawa, Ontario, Canada (2000)

John A. (Ian) Craig is President of Lanzsmirn Investments, an independent investment company, Vice Chairman of the Board of the University of Ottawa Heart Institute, as well as a Director of Arris Group Inc.  He previously held a number of positions in Canada and other countries, over 33 years with Nortel Networks, including Executive Vice President and Chief Marketing Officer, and has served on a broad variety of public and private company boards. Mr. Craig is a member of the Audit Committee.

H. Garfield Emerson, Q.C. Toronto, Ontario, Canada (1992)

H. Garfield Emerson is Principal, Emerson Advisory, an independent business and financial advisory firm, and a corporate Director. He is a Director of Canadian Tire Corporation Limited,  Sentry Select Capital Corp., and is Executive in Residence with the Rotman School of Management, University of Toronto, and with the Faculty of Public Affairs, Carleton University.  Mr. Emerson is the past National Chair of Fasken Martineau DuMoulin LLP (2001-2006) and was previously President and Chief Executive Officer of NM Rothschild & Sons Canada Limited (1990-2001), investment bankers, non‑executive Chairman of the Board of Rogers Communications Inc. (1993-2006), Chairman of First Calgary Petroleums Ltd. (2008), and a senior partner of Davies, Ward & Beck. He has also served as a Director of Canada Deposit Insurance Corporation, University of Toronto Asset Management Corporation, NM Rothschild & Sons Limited, Marathon Realty Company Limited, Genstar Capital Corporation, and Sunnybrook Health Sciences Centre.  Mr. Emerson is a member of the Corporate Governance and Audit Committees.

Anthony S. Fell, O.C. Toronto, Ontario, Canada (2000)

Anthony S. Fell is a corporate Director and was formerly Chairman of RBC Capital Markets Inc., Chairman and Chief Executive Officer of RBC Dominion Securities and Deputy Chairman of Royal Bank of Canada.  Mr. Fell has in the past served as a Governor of the Toronto Stock Exchange and Chairman of the Canadian Investment Dealers Association. He has also played a key role in community affairs as a Governor of St. Andrew's College, Chairman of the Metropolitan Toronto United Way Capital Campaign, Governor of the Duke of Edinburgh's Award Program in Canada, Chairman of the Princess Margaret Hospital Capital Campaign, Chairman of the Board of Trustees of the University Health Network, Chairman of the Arthritis Society Ontario Division, and Vice Chairman of the McMaster University Capital Campaign. Mr. Fell is also a Director of BCE Inc., Bell Canada and Loblaw Companies Limited. Mr. Fell is the Chairman of the Corporate Governance Committee and a member of the Executive Committee.

Hon. Michael M. Fortier, PC Town of Mount Royal, Quebec, Canada (2010)

Michael M. Fortier joined RBC Capital Markets (RBCCM) as a Vice-Chairman in October 2010. He is a Director of Groupe Aeroplan, and serves on the Audit Committee of that Board. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP and a Senior Advisor to Morgan Stanley in Canada since January 2009.  Between February 2006 and October 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montréal.  Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999-2004) and then as a Managing Director with TD Securities (2004-2006). Mr. Fortier also practiced law with Ogilvy Renault LLP from 1985 to 1999 in the areas of corporate finance and mergers and acquisitions.  He was based in London, England for several years during this period.  Mr. Fortier is a member of the Corporate Governance Committee.

Paul Gagné, CA Montréal, Québec, Canada (2005)

Paul Gagné is a Director, and serves on the Audit Committees, of Ainsworth Lumber Co. Ltd., Inmet Mining Corporation and Textron Inc., and a Director of various private companies. Mr. Gagné is also the Chairman of Wajax Corporation.  The CAE Board has determined that such simultaneous service does not impair the ability of Mr. Gagné to effectively serve on CAE’s Audit Committee. Mr. Gagné worked with Avenor Inc. from 1976 to 1997, last serving as its Chief Executive Officer.  In 1998, he joined Kruger Inc., where he served as Consultant in Corporate Strategic Planning from 1998 to 2002.  Mr. Gagné is a Canadian Chartered Accountant.  Mr. Gagné is a member of the Audit Committee.

James F. Hankinson, CA Toronto, Ontario, Canada (1995)

James F. Hankinson is a Director of Maple Leaf Foods Inc. and Shoppers Drug Mart Corporation. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from 2005 until his retirement in 2009. He served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer from 1990 to 1995. Mr. Hankinson is Chairman of the Audit Committee and a member of the Human Resources Committee.

E. Randolph (Randy) Jayne II Webster Groves, Missouri, USA (2001)

E. Randolph (Randy) Jayne is the Managing Partner of Heidrick & Struggles International, Inc.’s Global Aerospace, Defense, and Aviation Practice.  Mr. Jayne was formerly President of NASDAQ-listed Insituform Technologies Inc., and the President of McDonnell Douglas Missile Systems Company (a builder of fighter aircraft, cruise missiles and spacecraft). He is chairman of the U.S.’s Institute for Defense Analysis Governance Committee, and has written extensively on board governance matters.  Mr. Jayne is a member of the Corporate Governance Committee.

Robert Lacroix, Ph.D., CM, OQ, FRSC Montréal, Québec, Canada (2005)

Robert Lacroix holds a Ph.D in Economics, has been a Professor in the Department of Economics at the Université de Montréal since 1970, and Professor emeritus since 2006.  He has served as Chairman of that Department and Director of the Centre for Research and Development in Economics (CRDE) and was Rector (President) of the Université de Montréal from 1998-2005. Dr. Lacroix is also member of the Board of the Trudeau Foundation and a member of the National Statistics Council of Canada.  He is also a Director of Pomerleau Inc. and Le Groupe Jean Coutu (PJC) Inc. Dr. Lacroix is a member of the Corporate Governance Committee.

John Manley Ottawa, Ontario, Canada (2008)

John Manley is President and Chief Executive Officer of the Canadian Council of Chief Executives. From 2004-2009 he was Counsel, McCarthy Tétrault LLP. Throughout more than 15 years of public service, Mr. Manley held several senior portfolios in the Canadian federal government. He was appointed to Cabinet in November 1993 as Minister of Industry, Minister of Foreign Affairs, Minister of Finance, and Deputy Prime Minister. Mr. Manley is a Director of Canadian Pacific Railway Limited, Canadian Imperial Bank of Commerce, Optosecurity Inc., CARE Canada, the National Arts Centre Foundation and MaRS Discovery District. He is also a member of the Board of Directors of the Institute for Research on Public Policy of the Conference Board of Canada, and of the Advisory Board of Canada 2020. In 2008, Mr. Manley served as Chair of the Independent Panel on Canada’s Future Role in Afghanistan. Mr. Manley is a member of the Human Resources Committee.

Marc Parent Lorraine, Québec, Canada (2008)

Marc Parent has been the CEO of CAE Inc. since October 2009. He joined the Corporation in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008.  Mr. Parent has over 25 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and also a member of the Board of Directors of the Canadian Association of Defence and Security Industries (CADSI).

General Peter J. Schoomaker, USA (Ret.) Tampa, Florida, USA (2009)

General Schoomaker is a consultant on defence matters. He is a former four-star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and a member of the U.S. Joint Chiefs of Staff from 2003 until 2007. Prior to his first retirement, he served as the Commander‑in‑Chief, U.S. Special Operations Command from 1997 to 2000. He was the owner/president of Quiet Pros, Inc. (defence consulting) from 2000 to 2003. General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces.  General Schoomaker is a Director of Aeroflex Incorporated, as well as several private and non-profit companies, the Special Operations Warrior Foundation, and was a Director of CAE USA Inc. (from November, 2007 to February, 2009). General Schoomaker is a member of the Human Resources Committee.

Katharine B. Stevenson Toronto, Ontario, Canada (2007)

Katharine B. Stevenson is a corporate Director. She was formerly a senior finance executive at Nortel Networks, including holding the position of Corporate Treasurer from 1999 until 2007.  Prior to joining Nortel Networks, she was a Vice President of JP Morgan Chase & Co. Ms. Stevenson serves as a Director on the board of Canadian Imperial Bank of Commerce and on its Risk Management Committee.  She is also a Director  of Valeant Phamaceuticals, Inc. (serving on its Audit & Risk, Transactions & Finance, and Governance Committees), and of Open Text Corporation (serving on its Audit Committee).  Ms. Stevenson is a Governor of the University of Guelph.  In  addition, she served as the Chairperson of OSI Pharmaceuticals, Inc.’s Audit Committee until the sale of the company, and was the Chairperson of the Board of Governors of The Bishop Strachan School, where she continues to serve as a Governor. She is certified with the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).  Ms. Stevenson is a member of the Audit Committee.

Lawrence N. Stevenson Toronto, Ontario, Canada (1998)

Lawrence N. Stevenson is Managing Director of Callisto Capital, a Toronto-based Private Equity firm which he joined in 2006. He is a Director of SNC-Lavalin Group Inc. and chairs its Human Resource Committee.  He was the CEO of Pep Boys Inc., an automotive retail and service company based in Philadelphia from 2003 until 2006. Prior to that he was the founder and CEO of Chapters, Canada’s largest book retailer. He started his business career with Bain & Company in London and left as the Managing Director of Bain & Company Canada.  Mr. Stevenson has served on numerous public company Boards including Oshawa Food Group, Sobeys, Forzani, Chapters, and Pep Boys. Mr. Stevenson is Chairman of the Human Resources Committee.

Lynton R. Wilson, O.C. Oakville, Ontario, Canada (1997)

Lynton R. Wilson is Chairman of the Board of CAE, Chairman of the Daimler Canadian Advisory Council, and a Director (Supervisory Board) of Daimler AG. He has served as Deputy Minister of Industry and Tourism for the Government of Ontario (1978-1981), President, CEO and Chairman of Redpath Industries Ltd. (1981-1989), Vice Chairman of the Bank of Nova Scotia (1989-1990), and President, CEO and Chairman of BCE Inc. (1990-2000).  Mr. Wilson was Chairman of the Board of Nortel Networks Corporation from 2001 to 2005. He also serves as Chancellor of McMaster University.

Officers

Name and Municipality of Residence and Office held with CAE	Principal Occupation[1]
Jeffrey G. Roberts Hudson, Québec, Canada	Group President, Civil Simulation Products, Training and Services of CAE, with CAE since 2002.

Martin Gagné Blainville, Québec, Canada	Group President, Military Simulation Products, Training and Services of CAE, with CAE since 1996.

Stephane Lefebvre, CA Town of Mount-Royal, Québec, Canada	Vice President, Finance and Chief Financial Officer, with CAE since 1997; formerly Vice President Finance, Military Simulation and Training (2005-2011).

Hartland J.A. Paterson Westmount, Québec, Canada	Vice President, Legal, General Counsel and Corporate Secretary, with CAE since 2001.
Antoine Auclair, CA St. Lambert, Québec, Canada	Vice President and Corporate Controller (2006 to present); formerly Vice President Finance and Controller at Bell Nordiq (2005-2006).

Jacques Ferraro, CPA Laval, Québec, Canada	Treasurer (2007 to present); formerly Director Treasury and Assistant Treasurer (2003-2007) at CAE.
Nick Leontidis Ile-Bizard, Québec, Canada	Executive Vice-President, Strategy and Business Development (2009 to present), Executive Vice President Sales, Marketing and Business Development- Civil Training and Services (2005-2009).
Bernard Cormier Wolfville, Nova Scotia, Canada	Vice-President, Human Resources since July 2010. Formerly Vice-President Human Resources at Home Depot Canada and Asia (2004-2008), and Vice-President Human Resources at Molson Inc. (2001-2004).

1   Where the date 2006 appears, it signifies the beginning of the last five years and not necessarily the date upon which the individual commenced the relevant position or occupation.

The Directors and senior officers of CAE as a group as at the date hereof beneficially own, directly or indirectly, or exercise control or direction over 2,594,465 common shares which represent 1.01% of CAE's outstanding common shares.

8.2              Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors of CAE is, or within ten years prior hereto has been, subject to a cease trade or similar order except as set out below.

From May 31, 2004 until on or about June 21, 2005, certain Directors, senior officers and certain current and former employees of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (“NNL”), including Messrs. Manley and Wilson and Ms. Stevenson, were prohibited from trading in securities of Nortel and NNL pursuant to management cease trade orders issued by the Ontario Securities Commission (“OSC”), the Autorité des marchés financiers (“AMF”) and certain other provincial securities regulators (collectively the “Regulators”) in connection with the delay in the filing of certain of their financial statements.  The Regulators issued a further management cease trade order on April 10, 2006 in connection with the delay in filing certain 2005 financial statements prohibiting certain Directors, senior officers and certain current and former employees, including Messrs. Manley and Wilson and Ms. Stevenson, from trading in securities of Nortel and NNL.  Following the filing of the required financial statements, the OSC and AMF lifted such cease trade orders effective June 8, 2006 and June 9, 2006, respectively, following which the other Regulators lifted their cease trade orders.

Mr. Manley was a Director of Nortel and NNL when Nortel and NNL were granted creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on January 14, 2009, and under other similar bankruptcy legislation in the U.S. and other jurisdictions.

Mr. Gagné resigned as Director of Gemofor Inc., a privately held manufacturer of sawmill equipment, in November 2006. Within a year of his resignation Gemofor Inc. filed for bankruptcy. Also, Mr. Gagné was a Director of Fraser Papers Inc. (“Fraser”) from April 2004 through February 2011.  In June 2009, Fraser initiated a court-supervised restructuring under the Companies’ Creditors Arrangement Act (CCAA), and under other similar bankruptcy legislation in the U.S.  As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets pursuant to a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011.  Fraser’s common shares were suspended from trading on the TSX on June 23, 2009.  On March 10, 2011, the OSC issued a cease trade order against Fraser.

Mr. Craig was a Director of Bell Canada International Inc. when it filed for court-supervised liquidation under the CCAA in 2003.  Mr. Craig remained as one of two independent Directors to oversee the company from 2003 to 2007 when it was finally liquidated.

Mr. Fell, a Director of BCE Inc., was appointed a Director of Teleglobe Inc., then a wholly-owned subsidiary of BCE Inc., on January 23, 2002 and resigned three months later on April 23, 2002.  Teleglobe filed for court protection under insolvency status on May 15, 2002.

9.                  TRANSFER AGENTS AND REGISTRARS

CAE only has common shares issued.  CAE’s transfer agent is Computershare Trust Company of Canada located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

10.              AUDIT COMMITTEE

10.1          Mandate

The mandate of CAE’s Audit Committee is as set out in Schedule B hereto.

10.2          Membership

The members of CAE’s Board of Directors’ Audit Committee are:

            Mr. James F. Hankinson (chair)

Mr. John A. (Ian) Craig

Mr. H. Garfield Emerson

Mr. Paul Gagné

Mrs. Katharine B. Stevenson

Each of these members is independent and financially literate.

Mr. Hankinson is a chartered accountant and has an MBA from McMaster University. In addition to his current activities set out in the Directors’ table above, he served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited, and served as Chief Operating Officer from 1990 to 1995. Mr. Hankinson is also a member of the Audit Committee of the Board of Directors of Maple Leaf Foods Inc.

Mr. Craig has extensive board experience. He is also member of the Audit Committee of ARRIS Group Inc.

Mr. Emerson has extensive board experience, including past service as chairman or member of several public company Audit Committees.

Mr. Gagné is a chartered accountant. In addition to his current activities set out in the Directors’ table above, he also serves on the Audit Committees of the Boards of Directors of Inmet Mining Corporation, Ainsworth Lumber Co. Ltd. and Textron Inc.  The CAE Board has determined that such simultaneous service does not impair the ability of Mr. Gagné to effectively serve on CAE’s Audit Committee.

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation, the Audit & Risk Committee of Valeant Pharmaceuticals International Inc. and the Risk Management Committee of Canadian Imperial Bank of Commerce.

11.              Approval of Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of CAE’s independent auditor.  The Audit Committee must pre-approve any audit and non-audit services performed by PricewaterhouseCoopers LLP (“PwC”), CAE’s auditor, or such services must be entered into pursuant to the policies and procedures established by the Committee. Pursuant to such policies the Audit Committee annually authorizes CAE and our affiliates to engage the auditor for specified permitted tax, financial advisory and other audit-related services up to specified fee levels. The Audit Committee has considered and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence. The Audit Committee’s policy also identifies prohibited services that PwC is not to provide to CAE.

The following chart shows all fees paid to PwC by CAE and our subsidiaries in the most recent and prior fiscal years for the various categories of services (generic description only).

FEE TYPE	2011	2010
	($ MILLIONS)
1. Audit services	2.1	2.6
2. Audit-related services	0.5	0.4
3. Tax services	0.5	0.5
Total	3.6	3.5

Audit fees are comprised of fees billed for professional services for the audit of CAE’s annual financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls over financial reporting as required by the Sarbanes-Oxley legislation.

Audit-related fees are comprised of fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

Tax fees are related to tax compliance support.

12.              ADDITIONAL INFORMATION

Additional information, including Directors' and Officers' remuneration and indebtedness, principal holders of CAE's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Proxy Information Circular dated June 15, 2011, in connection with CAE's Annual Meeting of Shareholders on August 10, 2011. Additional financial information, including comparative consolidated audited financial statements and MD&A, are provided in CAE’s Annual Report to the shareholders for the financial year ended March 31, 2011.  A copy of such documents may be obtained from the Vice President, Global Communications or the Secretary of CAE upon request, or are available online at www.sedar.com, as well as CAE’s website at www.cae.com.

In addition, CAE will provide to any person or company, upon request to the Vice President, Global Communications or the Secretary of CAE, the documents specified below:

(a)  When the securities of CAE are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

      (i)    one copy of CAE’s annual information form together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

      (ii)   one copy of CAE’s comparative financial statements for our most recently completed financial year together with the accompanying report of the auditors and one copy of CAE’s most recent interim financial statements for any period after the end of our most recently completed financial year;

      (iii)  one copy of the information circular in respect of our most recent annual meeting of shareholders that involved the election of Directors; and

      (iv)  one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)  At any other time, one copy of any other document referred to in clauses (i), (ii) and (iii) of paragraph (a) above, provided that CAE may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of CAE.

13.              GLOSSARY

For the purposes of this Annual Information Form, the following terms have the meanings set out below:

“AIF” means the Annual Information Form

“Annual Report” means the Annual Report to Shareholders for the year ended March 31, 2011

“AVS” means CAE’s Augmented Visionics System

“C4ISR” means Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance

“Canadian GAAP” means the generally accepted accounting principles in Canada

“CBCA” means the Canada Business Corporations Act

“CCAA” means the Companies’ Creditors Arrangement Act

“CE/CDB” means CAE’s Common Environment/Common Data Base

“COMAC” means Commercial Aircraft Corporation of China, Ltd

“Company” or “CAE” means CAE Inc.

“Consolidated Financial Statements” means the Consolidated Financial Statements for the year ended March 31, 2011, and the notes thereto

“FFS” means full-flight simulators

“FMS” means full-mission simulators

“FSTD” means flight simulation training devices

“FTD” means flight training devices

“FTO” means a flight training organization

“FY2011” means fiscal 2011

“HATSOFF” refers to CAE’s joint venture called the Helicopter Academy to Train by Simulation of Flying

“HAL” refers to Hindustan Aeronautics Limited

“ICAO” means the International Civil Aviation Organization

“MD&A” means CAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

“MFTS” means the United Kingdom’s Military Flying Training System

“MPL” means the CAE Multi-crew Pilot License

“MSHATF” means CAE’s Medium Support Helicopter Aircrew Training Facility in the U.K.

“OEM” means the original equipment manufacturer

“OTSP” means Canada’s Operational Training Systems Provider program for flight and related training

“PwC” means PricewaterhouseCoopers LLP

“RAAF” means the Royal Australian Air Force

“RPK” means revenue passenger kilometers

“RSEU” means revenue simulator equivalent units

“SADI” means Canada’s Strategic Aerospace and Defence Initiative

“SP/C” means Simulation Products/Civil

“SP/M” means Simulation Products/Military

“TS/C” means Training & Services/Civil

“TS/M” means Training & Services/Military

“UAS” means unmanned aerial systems

SCHEDULE A – SUBSIDIARIES

Set forth below are the names of all the direct and indirect subsidiaries of CAE as at March 31, 2011.  All companies are wholly owned except as noted.

Name of Subsidiary	Jurisdiction of Incorporation
Canada
7320701 Canada Inc. ................................................................................	Canada
7510438 Canada Inc..................................................................................	Canada
BGT BioGraphic Technologies Inc..............................................................	Canada
CAE Datamine Canada Inc. .......................................................................	Canada
CAE Flightscape Incorporated....................................................................	Ontario
CAE Healthcare Inc. .................................................................................	Canada
CAE International Holdings Limited ...........................................................	Canada
CAE Machinery Ltd. .................................................................................	British Columbia
CAE Professional Services (Canada) Inc....................................................	Canada
CAE Railway Ltd. .....................................................................................	Canada
CAE Services (Canada) Inc........................................................................	Canada
CAE Simulator Services Inc. ......................................................................	Québec
CAE Wood Products G.P. [1] ....................................................................	Québec
Century Systems Technologies Inc. ............................................................	Canada
Flight Simulator-Capital L.P. [2] (19.5%)....................................................	Quebec
Flight Simulator Capital Management Inc. (19.5%)......................................	Quebec
ICCU Imaging Inc. ....................................................................................	Quebec
Presagis Canada Inc. .................................................................................	Canada

United States
CAE (US) Inc. ..........................................................................................	Delaware
CAE (US) LLC..........................................................................................	Delaware
CAE Civil Aviation Training Solutions Inc....................................................	Florida
CAE Flight Solutions USA Inc. ..................................................................	Delaware
CAE Global Academy Phoenix Inc. ...........................................................	Arizona
CAE Healthcare USA Inc. .........................................................................	Delaware
CAE North East Training Inc......................................................................	Delaware
CAE SimuFlite Inc......................................................................................	Texas
CAE USA Inc............................................................................................	Delaware
Datamine North America, Inc. ...................................................................	Colorado
Embraer CAE Training Services, LLC. (49%).............................................	Delaware
Engenuity Holdings (USA) Inc. .................................................................	Delaware
KVDB Flight Training Services, Inc. (49%).................................................	Arizona
Presagis USA Inc. .....................................................................................	California
Rotorsim USA LLC. .................................................................................	Delaware

Europe
ARGE Rheinmetall Defence ElectronicsGmbh/CAE Elektronik GmbH (50%) [3]	Germany
Backairn Limited........................................................................................	United Kingdom
B.V. Nationale Luchtvaartschool.................................................................	Netherlands
CAE Aviation Training Peru Inc.	Peru
CAE Aircrew Training Services plc (78%)..................................................	United Kingdom
CAE Aviation Training B.V.........................................................................	Netherlands
CAE Beyss Grundstücksgesellschaft GmbH ...............................................	Germany
CAE Center Amsterdam B.V.....................................................................	Netherlands
CAE Center Brussels N.V..........................................................................	Belgium
CAE Datamine Australia Pty Ltd. ...............................................................	Australia
CAE Datamine Chile SA............................................................................	Chile
CAE Datamine Corporate Limited..............................................................	United Kingdom
CAE Datamine International Limited...........................................................	United Kingdom
CAE Datamine Peru S.A. ..........................................................................	Peru
CAE Datamine Software Limited................................................................	United Kingdom
CAE Elektronik GmbH ..............................................................................	Germany
CAE Engineering Korlátolt Felelősségű Társaság ........................................	Hungary
CAE Euroco S.à.r.l. ..................................................................................	Luxembourg
CAE Global Academy Évora, SA...............................................................	Portugal
CAE Holdings BV......................................................................................	Netherlands
CAE Holdings Limited................................................................................	United Kingdom
CAE International Capital Management Hungary LLC.................................	Hungary
CAE Investments S.àr.l...............................................................................	Luxembourg
CAE Management Luxembourg S.àr.l.........................................................	Luxembourg
CAE Mining Brasil Soluçoes em Tecnologia Ltda. ......................................	Brazil
CAE Services GmbH.................................................................................	Germany
CAE Services Italia, S.r.l............................................................................	Italy
CAE Servicios Globales de Instrucción de Vuelo (España) S.L. ................	Spain
CAE STS Limited......................................................................................	United Kingdom
CAE Training Aircraft B.V..........................................................................	Netherlands
CAE Training Norway AS..........................................................................	Norway
CAE (UK) plc............................................................................................	United Kingdom
CAE Verwaltungsgesellschaft mbH.............................................................	Germany
CAE-LÍDER Training Do Brasil Ltda.	Brazil
CVS Leasing Limited (13.39%)..................................................................	United Kingdom
Embraer CAE Training Services (UK) Limited (49%).................................	United Kingdom
Eurofighter Simulation Systems GmbH (12%) .............................................	Germany
Helicopter Training Media International GmbH (50%).................................	Germany
HFTS Helicopter Flight Training Services GmbH (25%)..............................	Germany
Invertron Simulators plc..............................................................................	United Kingdom
Landmark Operations Limited.....................................................................	United Kingdom
Landmark Training Limited.........................................................................	United Kingdom
Mineral Industries Computing Limited.........................................................	United Kingdom
Presagis Europe (S.A.) ..............................................................................	France
Rotorsim (Consortium) (50%) [4] ……………………...	Italy
Rotorsim s.r.l (50%)...................................................................................	Italy
Sabena Flight Academy NV ......................................................................	Belgium
Sabena Flight Academy – Africa (48%) .....................................................	Cameroun
Sabena Flight Academy – Consulting (25%) ...............................................	Belgium
SAGO Grünstucks-Verwaltungsgesellschaft mbH & Co. KG (95%)..........	Germany
Servicios de Instrucción de Vuelo, S.L. (80%)............................................	Spain
Simubel N.V. (a CAE Aviation Training Company).....................................	Belgium
SIV Ops Training, S.L................................................................................	Spain
ZFB Zentrum für Flugsimulation Berlin GmbH (17%)...................................	Germany

Other
CAE Australia Pty Ltd................................................................................	Australia
CAE Aviation Training Chile Limitada [5].....................................................	Chile
CAE Aviation Training International Ltd......................................................	Mauritius
CAE China Support Services Company Limited .........................................	China
CAE Dubai LLC (49%).............................................................................	Dubai
CAE Flight & Simulator Services Sdn. Bhd. ...............................................	Malaysia
CAE Flight Training (India) Private Limited (50%).......................................	India
CAE Flight Training Center Mexico, S.A. de C.V. .....................................	Mexico
CAE India Private Limited (76%)...............................................................	India
CAE Japan Inc. .........................................................................................	Japan
CAE Labuan Inc. ......................................................................................	Malaysia
CAE Professional Services Australia Pty Ltd. .............................................	Australia
CAE Simulation Technologies Private Limited............................................	India
CAE Singapore (S.E.A.) Pte Ltd. ..............................................................	Singapore
CAE South America Flight Training do Brasil Ltda......................................	Brazil
China Southern West Australia Flying College Pty Ltd (47%)......................	Australia
Datamine South Africa (Pty) Ltd. ...............................................................	South Africa
Emirates-CAE Flight Training (L.L.C.) (49%).............................................	Dubai
Flight Training Device (Mauritius) Limited....................................................	Mauritius
HATSOFF Helicopter Training Private Limited (50%)................................	India
International Flight School (Mauritius) Ltd. .................................................	Mauritius
Kestrel Technologies Pte Ltd. ....................................................................	Singapore
National Flying Training Institute Private Limited (51%) ..............................	India
Simulator Servicios Mexico, S.A. de C.V. .................................................	Mexico
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited...	China
Zhuhai Xiang Yi Aviation Technology Company Limited (49%)...................	China

[1] Partnership

[2] Partnership

[3] Partnership

[4]   Partnership

[5]   Partnership

DISCONTINUED OR INACTIVE

Name of Subsidiary	Jurisdiction of Incorporation
CAE Beteiligungsgesellschaft mbH........................................................	Germany
CAE Center Maastricht B.V. .................................................................	Netherlands
CAE Screenplates SA.............................................................................	France
CityLine Canadair Simulator und Training GmbH.................................	Germany
ISDAT Simulation SDN BHD (20%).....................................................	Malaysia
Extend Inc. .............................................................................................	Utah
SAGO Grünstucks-Verwaltungsgesellschaft mbH.................................	Germany

SCHEDULE B

  CAE Inc.

Membership and Responsibilities of

the Audit Committee of the Board of Directors

Role and Membership

The Audit Committee (the “Committee”) shall be a committee to the Board of Directors.

The Committee shall consist of not fewer than four (4) such directors, one of whom shall be the Chairman of the Committee. All members of the Committee shall be independent directors, as determined by the Board taking into consideration applicable laws, regulations and other requirements applicable to such determination. Each member shall annually certify to CAE as to his or her independence, in form compliant with the standards of independence set out by regulatory authorities, stock exchanges and other applicable laws, regulations and requirements.  Each member shall be able to read and understand financial statements (balance sheet, income statement, cash flow statement) that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by CAE's financial statements, or shall become able to do so within a reasonable period of time after joining the audit committee. One member shall have past employment in finance, accounting or any other comparable experience or background providing financial expertise. The Committee composition, including the qualifications of its members, shall comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as such requirements may be amended from time to time.

The Chairman of the Committee and its members shall be elected annually by the Board of Directors following recommendation of the Governance Committee and the Chairman of the Board. If the designated Chairman of the Committee is unable to attend a Committee meeting, the other Committee members present may elect a replacement Chairman for that meeting.

A majority of members of the Committee shall constitute a quorum.

Responsibilities

Work closely and cooperatively with such officers and employees of CAE, its auditors, and/or other appropriate advisors and with access to such information as the Committee considers to be necessary or advisable in order to perform its duties and responsibilities, as assigned by the Board of Directors, in the following areas:

Review of Audited Financial Statements

1.         Review the annual audited consolidated financial statements and make specific recommendations to the Board of Directors. As part of this process the Committee should:

•          Review the appropriateness of and any changes to the underlying accounting principles and practices.

•          Review the appropriateness of estimates, judgments of choice and level of conservatism of accounting alternatives.

•          Review financial risks, uncertainties, commitments and contingent liabilities and discuss policies with respect to financial risk assessment and provide oversight of the existence and effectiveness of CAE’s group-wide risk management program.

•          Review the annual audited financial statements and actuarial valuation reports, if any, for the Supplementary Pension, Designated Executive Pension Plan, Employee Pension Plan, U.S. 401(K) Retirement Savings Plans and other material pension plans of the Company and its subsidiaries.

Engagement of External Auditors

2.         Recommend to the Board of Directors the appointment of the external auditor, which shall be accountable to the Board and the audit committee as representatives of the shareholders.

3.         Review and approval of engagement letter. As part of this review the committee reviews and recommends to the Board of Directors for their approval the auditors’ fees for the annual audit. The Committee is responsible for the oversight of the work of the Company’s auditor for the purpose of preparing or issuing an audit report or related work, and the auditor shall report directly to the Committee. The Committee shall pre-approve the engagement of the external auditors for the audit, any audit-related services, advice with respect to taxation matters and other permitted services and fees for such services, including approval processes for any such service that comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as amended from time to time.

4.         Receipt of a written statement not less than annually from the external auditor describing in detail all relationships between the auditor and CAE that may impact the objectivity and independence of the auditor. Review annually with the Board of Directors the independence of the external auditors and either confirm to the Board of Directors that the external auditors are independent in accordance with applicable listing requirements, laws, regulations and other rules, or recommend that the Board of Directors take appropriate action to satisfy itself of the external auditors’ independence. Review and approve CAE's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of CAE.

Review and Discussion with External Auditors

5.         Review with the external auditors and management the annual external audit plans which would include objectives, scope, timing, materiality level and fee estimate.

6.         Request and review an annual report prepared by the external auditors of any significant recommendations to improve internal control and corresponding management responses. Request and review an annual report prepared by the external auditors regarding the auditor’s internal quality-control procedures, material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more audits carried out by the auditors, and any steps taken to deal with any such issues. Meet separately, periodically, with external auditors.

7.         Make specific and direct inquiry of the external auditors relating to:

•    Performance of management involved in the preparation of financial statements.

•    Any restrictions on the scope of audit work.

•    The level of cooperation received in the performance of the audit.

•    The effectiveness of the work of internal audit.

•         Any unresolved material differences of opinion or disputes between management and the external auditors, and be directly responsible for overseeing the resolution of disagreements between management and the external auditors regarding financial reporting.

•    Any transactions or activities which may be illegal or unethical.

•    Independence of the external auditor including the nature and fees of non-audit services performed by external audit firm and its affiliates.

Any other matter so desired.

Review and Discussion with Internal Auditors

8.         Review the annual internal audit plan including assessment of audit risk, planned activities, level and nature of reporting, audit organization and annual budget. Meet separately, periodically, with internal auditors.

9.         Make specific and direct inquiry of the internal auditors relating to:

•    Any significant recommendations to improve internal controls and corresponding management responses.

•    The level of independence of internal audit.

•    Any material disagreement with management.

  Any other matter so desired.

Review and Discussion with Management

10.       Review and assess the adequacy and quality of organization and staffing for accounting and financial responsibilities as well as discuss with management the annual audited financial statements and quarterly financial statements and the independent auditor, including CAE’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

11.       Review with management the annual performance of external and internal audit.

Review of other Public Documents

12.       Ensure the Committee reviews all material public documents relating to CAE’s financial performance, financial position or analyses thereon, including financial statements, MD&A, annual and interim earnings press releases and the AIF, prior to their release. Review and monitor practices and procedures adopted by the Company to assure compliance with applicable listing requirements, laws, regulations and other rules, and where appropriate, make recommendations or reports thereon to the Board of Directors. Discuss CAE’s financial information and earnings guidance, if any, provided to analysts and rating agencies.

13.       Review significant changes in the accounting principles to be observed in the preparation of the accounts of the Company and its subsidiaries, or in their application, and in financial disclosure presentation.

14.       Prepare such reports of the Committee as may be required by any applicable securities regulatory authority to be included in the Company’s information circular or any other disclosure document of the Company.

15.       The Committee shall review and approve the procedures set out in the Company’s Corporate Communications & Disclosure Policy and will annually verify that adequate procedures exist within the Company for the review of its disclosure of financial information derived from its financial statements.

Other Responsibilities

16.       The Board may refer from time to time such matters relating to the financial affairs of the Company as the Board may deem appropriate.

Meetings

17.       The Committee shall meet at such times as deemed necessary by the Board or the Committee and shall report regularly to the Board.

Engagement of Professional Services

18.       The Committee is authorized to engage independent counsel, and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for such services.

Handling of Complaints

19.       The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Annual Review

20.       The Committee shall review and assess the adequacy of its mandate annually, report to the Board of Directors thereon and recommend any proposed changes to the Board of Directors for approval. The Committee shall also perform an annual evaluation of the performance of the Committee and shall report to the Chairman of the Governance Committee of the CAE Board of Directors thereon.